Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 10, 2008
among
MEDCATH CORPORATION,
as a Parent Guarantor,
MEDCATH HOLDINGS CORP.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
FIFTH THIRD BANK,
as Co-Documentation Agent,
RAYMOND JAMES BANK, FSB,
as Co-Documentation Agent,
BRANCH BANKING AND TRUST COMPANY,
as Co-Documentation Agent,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
and
WACHOVIA CAPITAL MARKETS, LLC
as
Co-Lead Arrangers

i

EXHIBITS
Form of

A	Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty
G	Collateral Agreement
H	Opinion Matters
I	Joinder Agreement
J	Collateral Assignment
K	Autoborrow Agreement
SCHEDULES

1.01(a)	Operating Group Subsidiaries and Operating Group Hospital Entities
1.01(b)	Development Group Subsidiaries and Development Group Hospital Entities
1.01(c)	Joint Venture Subsidiaries
1.01(d)	Joint Venture Investments
1.01(e)	Existing Letters of Credit
1.01(f)	Excluded Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Jurisdictions of Organization and Qualification
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments
5.20	Burdensome Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness; Existing Swap Contracts
11.02	Administrative Agent’s Office, Certain Addresses for Notices

v

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 10, 2008, among MEDCATH CORPORATION, a Delaware corporation (the “Parent” or the “Parent Guarantor”), MEDCATH HOLDINGS CORP., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Borrower is party to that certain credit agreement, dated as of July 7, 2004, by and among the Borrower, the Parent, each lender from time to time party thereto, the Administrative Agent and the other agents party thereto (as amended prior to the date hereof, the “Existing Credit Agreement”)
     The Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement and extend certain credit facilities to the Borrower on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Fee Letter” means the fee letter agreement, dated September 15, 2008, among the Borrower, the Administrative Agent and BAS.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.

     “Aggregate Credit Exposures” means, at any time, the sum of (a) the unused portion of the Revolving Credit Commitment then in effect and (b) the total Outstanding Amount of all Loans and L/C Obligations at such time.
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.
     “Applicable Rate” means, from time to time, in connection with any Loan (other than Swing Line Loans), the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):
Applicable Rate

			Eurodollar		Base Rate
			Rate for		for
			Revolving		Revolving
			Credit		Credit
	Consolidated		Loans and	Eurodollar	Loans and	Base Rate
Pricing	Total Leverage	Commitment	Letter of	Rate for	Letter of	for Term
Level	Ratio	Fee	Credit Fee	Term Loans	Credit Fee	Loans

4	Greater than or equal to 2.75 to 1.00	0.650%	3.50%	3.50%	2.50%	2.50%

3	Less than 2.75 to 1.00, but greater than or equal to 1.75 to 1.00	0.600%	3.00%	3.00%	2.00%	2.00%

2	Less than 1.75 to 1.00, but greater than or equal to 1.00 to 1.00	0.500%	2.50%	3.00%	1.50%	2.00%

1	Less than 1.00 to 1.00	0.400%	2.00%	3.00%	1.00%	2.00%
     Any increase or decrease in the Applicable Rate for any Loan (other than Swing Line Loans) resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect for the Loans (other than Swing Line Loans) from the Closing Date through the first Business Day following receipt by the Administrative Agent of a Compliance Certificate with respect to the Fiscal Quarter ending March 31, 2009 shall be determined based upon Pricing Level 3.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Audited Financial Statements” means the audited financial statements required to be delivered pursuant to Section 4.01(f)(ii).
     “Autoborrow Agreement” means an agreement by and between the Borrower and the Swing Line Lender in substantially the form of Exhibit K hereto, or such other form as is reasonably approved by the Borrower, the Swing Line Lender and the Administrative Agent, providing for the automatic advance of Swing Line Loans by the Swing Line Lender under the conditions set forth therein.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A., and its successors.
     “BAS” means Banc of America Securities LLC, in its capacity as a co-lead arranger.
     “Base Rate” means, for any day, a rate per annum equal to the highest for such day of (a) the Prime Rate, (b) the sum of 0.50% plus the Federal Funds Rate and (c) except during a Eurodollar Unavailability Period, 1.00% plus the Eurodollar Rate.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.

     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any determination of the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Asset” means, with respect to the Consolidated Parties, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of any such Consolidated Party.
     “Cash Collateralize” has the meaning specified in Section 2.04(g).
     “Cash Equivalents” means any of the following:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender party to this Agreement on the Closing Date, or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000 at the time of such investment;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means, with respect to any Person, an event or series of events by which:
     (a) any “person”, “entity” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Principals and their Related Principal Parties, shall at any time have acquired direct or indirect beneficial ownership of thirty percent (30%) or more of the outstanding Voting Stock of the Parent;
     (b) the Parent shall at any time cease to own, in the aggregate, directly or indirectly, beneficially and of record, at least one hundred percent (100%) of the outstanding ownership interests of the Borrower;
     (c) except pursuant to a transaction otherwise permitted under this Agreement, the Borrower shall at any time cease to own in the aggregate, directly or indirectly, beneficially and of record, at least the same percentage ownership of the outstanding Equity Interests of each Subsidiary Guarantor owned thereby on the date any such Subsidiary most recently became a Subsidiary Guarantor;
     (d) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Parent; or
     (e) only so long as the Senior Unsecured Notes remain outstanding, any “Change of Control” under the Senior Unsecured Notes or any document executed in connection therewith (including, without limitation, the Senior Unsecured Note Indenture and the other Senior Unsecured Note Documents).
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(d) or 4.01(e), waived by the Person entitled to receive the applicable payment).
     “CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services and any successor agency.
     “Code” means the Internal Revenue Code of 1986.
     “Co-Lead Arrangers” means BAS and Wachovia Capital Markets, LLC, each in its capacity as a co-lead arranger.
     “Collateral” means the collateral security for all or a portion of the Obligations pledged or granted pursuant to the Security Documents.
     “Collateral Agreement” means that certain Collateral Agreement dated as of July 7, 2004 (as reaffirmed and modified by this Agreement and as otherwise further amended, restated, supplemented or otherwise modified), by each of the Loan Parties in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit G.
     “Collateral Assignment” means each collateral assignment executed and delivered by each Permitted Intercompany Lender pursuant to the terms of this Agreement for each Permitted

Intercompany Note and all collateral security therefor, in each case substantially in the form of Exhibit J.
     “Commitment” means, as to each Lender, the sum of such Lender’s Revolving Credit Commitment and Term Loan Commitment, in an aggregate principal amount at any one time outstanding not to exceed the applicable amounts for such Lender set forth in the Register, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated Adjusted EBITDAP” means, for any period, (a) (i) Consolidated EBITDA for such period plus (ii) Pre-Opening Expenses for such period in an amount not to exceed $10,000,000, minus (b) with respect to any specific Consolidated Party included in the calculation of Consolidated EBITDA, an amount equal to the amount by which (i) the minority interest expense of such Consolidated Party exceeds (ii) the sum of (A) the outstanding amount of the Permitted Intercompany Notes from such Consolidated Party and (B) the outstanding amount of other Indebtedness of such Consolidated Party to the extent Guaranteed by any Loan Party.
     “Consolidated Adjusted EBITDARP” means, for any period, (a) (i) Consolidated EBITDAR for such period plus (ii) Pre-Opening Expenses for such period in an amount not to exceed $10,000,000, minus (b) with respect to any specific Consolidated Party included in the calculation of Consolidated EBITDA, an amount equal to the amount by which (i) the minority interest expense of such Consolidated Party exceeds (ii) the sum of (A) the outstanding amount of the Permitted Intercompany Notes from such Consolidated Party and (B) the outstanding amount of other Indebtedness of such Consolidated Party to the extent Guaranteed by any Loan Party.
     “Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to Consolidated Net Income of the Consolidated Parties (excluding (1) each Development Group Entity in existence as of the Closing Date that has not subsequently been redesignated as an “Operating Group Hospital Entity” or “Operating Group Subsidiary” pursuant to Section 6.15(b) and (2) each Excluded Credit Party) for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges of the Consolidated Parties for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Parties for such period, (iii) the amount of depreciation and amortization expense deducted by the Consolidated Parties in determining such Consolidated Net Income, (iv) non-cash charges for such period solely with respect to the impairment of goodwill in accordance with GAAP and any other non-cash charges required under FASB 142, (v) non-cash impairment charges for such period solely with respect to management contracts of MedCath Partners LLC and its Subsidiaries and MedCath Cardiology Consulting & Management, Inc. and its Subsidiaries, (vi) non-cash impairment charges for such period solely with respect to loan acquisition costs, (vii) expenses related to the transactions contemplated under this Agreement (including, without limitation, any charges resulting from the acceleration of deferred financing expenses and/or prepayment premiums or any other amount paid in connection with the retirement or prepayment of the Senior Unsecured Notes in excess of the par value thereof or relating to any Indebtedness being refinanced on the Closing Date), (viii) other expenses of the Consolidated Parties reducing such Consolidated Net Income (including, without limitation, share-based compensation expenses) which do not represent a cash item in such period or any future period and (ix) minority interest expense of included Joint Venture Entities, and minus (b) all one-time non-cash items of the Consolidated Parties increasing Consolidated Net Income for such period.
     “Consolidated EBITDAR” means, for any period, (a) Consolidated EBITDA for such period plus (b) all Lease Expense of the Consolidated Parties for such period on a consolidated basis.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDARP for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date less (ii) federal, state, local and foreign income taxes (excluding any one time income taxes on the proceeds of any Disposition permitted by this Agreement) paid by the Consolidated Parties in cash for such period of four consecutive Fiscal Quarters less (iii) Consolidated Maintenance Capital Expenditures, in each case measured for such period of four consecutive Fiscal Quarters, to (b) Consolidated Fixed Charges for such period of four consecutive Fiscal Quarters; provided that (A) for the Fiscal Quarter ending December 31, 2008, Consolidated Fixed Charges for the period described in the foregoing clause (b) shall be equal to actual Consolidated Fixed Charges for such Fiscal Quarter times four (4), (B) for the Fiscal Quarter ending March 31, 2009, Consolidated Fixed Charges for the period described in the foregoing clause (b) shall be equal to actual Consolidated Fixed Charges for such two (2) consecutive Fiscal Quarters ending on such date times two (2), and (C) for the Fiscal Quarter ending June 30, 2009, Consolidated Fixed Charges for the period described in the foregoing clause (b) shall be equal to actual Consolidated Fixed Charges for such three (3) consecutive Fiscal Quarters ending on such date times four-thirds (4/3).
     “Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Consolidated Parties in accordance with GAAP: (a) Consolidated Interest Charges paid or payable in cash for such period other than charges resulting from the acceleration of deferred financing expenses and/or prepayment premiums or any other amount paid in connection with the retirement or prepayment of the Senior Unsecured Notes in excess of the par value thereof or relating to any Indebtedness permitted to be prepaid hereunder, plus (b) all Permanent Principal Payments of the Consolidated Parties for such period on a consolidated basis (other than intercompany Indebtedness, including, without limitation, Indebtedness evidenced by Permitted Intercompany Notes) plus (c) all Lease Expense of the Consolidated Parties for such period on a consolidated basis plus (d) all dividends or distributions (excluding repurchases, redemptions or other acquisitions or retirement for value of Equity Interests under Section 7.06(d)(v)) made by the Consolidated Parties during such period on a consolidated basis to any Person that is a shareholder of the Parent.
     “Consolidated Interest Charges” means, for any period, for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Consolidated Parties with respect to such period in connection with borrowed money (including capitalized interest except to the extent paid or payable to a Loan Party) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Consolidated Parties with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the amount of net settlement obligations of the Consolidated Parties with respect to such period under any Swap Contract respecting interest rate management and relating to the spread between the fixed interest rate under such Swap Contract and the floating interest rate hedged thereby.
     “Consolidated Maintenance Capital Expenditures” means, for any four (4) consecutive Fiscal Quarter period, an amount equal to $25,000,000; provided that such amount shall be increased by $2,500,000 on September 30, 2009 and each anniversary of such date occurring thereafter.
     “Consolidated Net Income” means, for any period, for Consolidated Parties on a consolidated basis calculated in accordance with GAAP, the net income of the Consolidated Parties (excluding extraordinary gains but including extraordinary losses and including the portion of net income (or loss) from minority interests of the Consolidated Parties in other Persons as determined in accordance with GAAP) for that period; provided that the net income (or loss) of any Person accrued prior to the date it becomes an Consolidated Party or is merged into or consolidated with such Consolidated Party or that Person’s assets are acquired by an Consolidated Party shall be included on a pro forma, historical basis for the applicable fiscal period (after giving effect to any adjustments to the net income (or loss) of such newly acquired Person).
     “Consolidated Parties” means the collective reference to the Parent and its Subsidiaries and any other Person required by GAAP to be consolidated for financial purposes with the Parent.
     “Consolidated Senior Secured Indebtedness” means, as of any date of determination, for the Consolidated Parties on a consolidated basis, the sum of all secured Indebtedness (excluding any undrawn revolving credit commitments) of such Persons.
     “Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Senior Secured Indebtedness as of such date minus (ii) an amount equal to the aggregate amount of funds on deposit in the Term Loan Escrow Account to (b) Consolidated Adjusted EBITDAP for the period of the four consecutive Fiscal Quarters most recently ended for which the Parent has delivered financial statements pursuant to Section 6.01(a) or (b).
     “Consolidated Total Indebtedness” means, of any date of determination, all Indebtedness (excluding any undrawn revolving credit commitments) of the Consolidated Parties on a consolidated basis, as of such date.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness as of such date minus (ii) an amount equal to the aggregate amount of funds on deposit in the Term Loan Escrow Account to (b) Consolidated Adjusted EBITDAP for the period of the four consecutive Fiscal Quarters most recently ended for which the Parent has delivered financial statements pursuant to Section 6.01(a) or (b).

     “Continuing Directors” means, as of any date, any individual (a) who is a member of the Board of Directors of the Parent on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months (or, for the period comprising the first 12 months after the Closing Date, has been a member of such Board of Directors at least since the Closing Date), (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by Kohlberg Kravis Roberts & Co., L.P. or Welsh, Carson, Anderson & Stowe or Persons nominated by Kohlberg Kravis Roberts & Co., L.P. or Welsh, Carson, Anderson & Stowe or (d) has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including Persons treated as variable interest entities (or a similar designation requiring the consolidation of such Person with the Parent (or if the context requires otherwise, with the applicable Person who controls such Person)) pursuant to Financial Interpretation Number 46R (FIN 46R) only to the extent a Loan Party (or if the context requires otherwise, the applicable Person who controls such Person) has the power to direct or cause the direction of the management or policies of such Person. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Parties” means the Consolidated Parties that are Controlled by a Loan Party.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Credit Parties” means the collective reference to the Borrower, the Guarantors and the Joint Venture Entities.
     “Credit Party Breach” has the meaning specified in Section 9.01(b)(ii).
     “Cure Date” has the meaning specified in Section 9.01(b)(ii).
     “Cure Period” has the meaning specified in Section 9.01(b)(ii).
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loan, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Development Group Entities” means the collective reference to the Development Group Subsidiaries and the Development Group Hospital Entities.
     “Development Group Hospital Entities” means any business entity (a) formed for the purpose of owning, operating or managing (i) a hospital and related facilities or (ii) diagnostic facilities, and (b) at least a majority of the Equity Interests of which is owned or beneficially Controlled, either directly or indirectly, by any Development Group Subsidiary. The Development Group Hospital Entities are set forth on Schedule 1.01(b) (as the same may be modified from time to time pursuant to Section 6.15).
     “Development Group Subsidiaries” means each existing wholly-owned Subsidiary of the Parent which is designated by the Borrower on the Closing Date as a Development Group Subsidiary. The Development Group Subsidiaries as of the Closing Date are set forth in Schedule 1.01(b) (as the same may be modified from time to time pursuant to Section 6.15).
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and the issuance of Equity Interests by any of the Parent’s Subsidiaries to Persons other than Loan Parties or the sale by the Parent or any Subsidiary thereof of Equity Interests in any of its Subsidiaries to Persons other than Loan Parties (other than directors’ qualifying shares and shares to be issued to foreign nationals under applicable law).
     “Disposition Proceeds” means any Net Cash Proceeds (a) from any Disposition or series of related Dispositions of assets by any Consolidated Party not otherwise permitted pursuant to Section 7.05(a), (b), (c), (d), (f), (g) and (h) and Section 7.04(a) and (b) or (b) under any of the insurance policies maintained pursuant to Section 6.07 or from any condemnation proceeding.
     “Dollar” and “$” mean lawful money of the United States.

     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
     “Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage
     Where, “Eurodollar Base Rate” means,
     (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, or
     (b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03 shall remain in effect.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Credit Party” means any Credit Party designated by the Parent in writing to the Administrative Agent as an Excluded Credit Party pursuant to Section 9.01(b)(ii); provided that (i) that no Credit Party may be so designated if, at the time of such designation, more than three separate Credit Parties would (A) have outstanding Credit Party Breaches (as determined in accordance with Section 9.01(b)(ii)) or (B) be designated as Excluded Credit Parties, and (ii) prior to such designation, the Parent shall deliver to the Administrative Agent a duly completed Compliance Certificate signed by a Responsible Officer of each of the Parent and the Borrower demonstrating, to the satisfaction of the Administrative Agent, compliance, by the Parent and its Subsidiaries, on a pro forma basis after giving pro forma effect to such designation, with each of the covenants set forth in Section 7.14(a), Section 7.14(b), and Section 7.14(c) as in effect for the Fiscal Quarter most recently ended prior to such designation and, to the extent the applicable covenant level will be reduced for the next succeeding Fiscal Quarter end, as to be in effect for such next succeeding Fiscal Quarter.
     “Excluded Subsidiary” has the meaning specified in Section 6.15(d). The Excluded Subsidiaries as of the Closing Date, as supplemented pursuant to Section 6.15(d), are identified on Schedule 1.01(f). For the avoidance of doubt, Excluded Subsidiaries shall not be listed on Schedule 1.01(a) or Schedule 1.01(b) as Operating Group Subsidiaries or Development Group Subsidiaries.
     “Existing Credit Agreement” has the meaning specified in the introductory paragraphs hereto.
     “Existing Letters of Credit” means the collective reference to the existing letters of credit identified on Schedule 1.01(e).
     “Existing Swap Contracts” means the collective reference to the Swap Contracts in existence on the Closing Date and designated as “Existing Swap Contracts” on Schedule 7.03.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section

11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 3.01(a).
     “Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means the collective reference to the Administrative Agent’s Fee Letter and the Joint Fee Letter.
     “Fiscal Quarter” means each of the four periods of three consecutive calendar months which make up each Fiscal Year.
     “Fiscal Year” means the Parent’s Fiscal Year, which is the period of twelve consecutive calendar months ending on September 30.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     “Government Programs” means (a) the programs established pursuant to the Medicaid Regulations and Medicare Regulations, (b) TRICARE, (c) all health care programs established under Titles V, XX and XXI of the Social Security Act, and (d) other similar foreign or domestic Federal, state or local reimbursement or governmental health care programs.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 11.06(g).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranteed Obligations” has the meaning specified in Section 8.01.
     “Guarantors” means the collective reference to the Parent Guarantor and the Subsidiary Guarantors.
     “Guaranty” means any of (a) the Parent Guaranty or (b) the Subsidiary Guaranty.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “HHS” means the United States Department of Health and Human Services and any successor thereto.
     “Hospital” means any hospital owned and operated by any Credit Party which is certified to participate in Medicare programs and Medicaid programs (as applicable).
     “Hospital Entities” means the collective reference to the Operating Group Hospital Entities and the Development Group Hospital Entities.
     “Immaterial Subsidiaries” means, as of any date of determination pursuant to Section 9.01(f), Section 9.01(g), or Section 9.01(h), with respect to any Subsidiary or Subsidiaries to be excluded from any such Section, (a) for any period of four (4) consecutive Fiscal Quarters, ending on or immediately prior to such date, any such Subsidiary or Subsidiaries of the Parent with (i) Consolidated EBITDA of less than five percent (5%) of the Consolidated EBITDA of the Parent and its Subsidiaries for such period, or (ii) sales of less than five percent (5%) of the aggregate sales of the Parent and its Subsidiaries for such period, or (b) any such Subsidiary or Subsidiaries of the Parent owning assets with a book value of less than five percent (5%) of the aggregate book value of all assets owned by the Parent and its Subsidiaries.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (excluding any cash management agreements between any Loan Party and any other Loan Party, Joint Venture Entity or Joint Venture Investment);
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due after the date on which such trade account payable was created for more than (i) 120 days if such date of determination is within twelve (12) months of the Closing Date and (ii) 90 days thereafter);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (f) all capital leases;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 11.04(b).
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, unless otherwise specified herein, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.18.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
     “Joinder Agreement” means each joinder agreement executed in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, pursuant to requirements of Section 6.15 substantially in the form of Exhibit I.
     “Joint Fee Letter” means the fee letter agreement, dated September 15, 2008, among the Borrower, the Administrative Agent, Wachovia Bank, National Association and the Co-Lead Arrangers.
     “Joint Venture Entities” means the collective reference to (a) all Hospital Entities, and (b) all Joint Venture Subsidiaries.
     “Joint Venture Investment” means any business entity (that is not a Joint Venture Entity) (a) formed for the purpose of owning, operating or managing assets and operations in a line of business permitted by this Agreement and (b) (i) is Controlled by a Loan Party, or (ii) is party to (X) a management agreement with a Loan Party entered into on terms and conditions substantially consistent with past practices for similar situations or (Y) a management agreement, limited liability company operating agreement, limited or general partnership agreement or shareholders agreement that provides a Loan Party with material involvement in the business and financial affairs of such business entity. The Joint Venture Investments as of the Closing Date are set forth on Schedule 1.01(d) (as the same may be modified from time to time pursuant to Section 6.15).

     “Joint Venture Subsidiary” means any business entity (that is not an Operating Group Hospital Entity or a Development Group Hospital Entity) (a) formed for the purpose of owning, operating or managing assets and operations in a line of business permitted by this Agreement, and (b) at least a majority of the Equity Interests of which is owned or beneficially Controlled, either directly or indirectly, by a Loan Party. The Joint Venture Subsidiaries as of the Closing Date are set forth on Schedule 1.01(c) (as the same may be modified from time to time pursuant to Section 6.15).
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Commitment Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of this operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lease Expense” means, with respect to any Person for any period, all obligations of such Person for payments under operating leases of real or personal property, whether such operating leases presently exist or are hereafter entered into by such Person.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.04(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
     “Lien” means any deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swing Line Loans and “Loan” means any of such Loans.
     “Loan Documents” means this Agreement, each Note, each Security Document, and the Fee Letters, each Guaranty and each other document, instrument, certificate and agreement executed and delivered by any Loan Party or any Affiliate thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Swap Contract), all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term Loan Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means the collective reference to the Borrower and the Guarantors.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     “Medicaid” means the medical assistance program established under Title XIX of the Social Security Act, as well as other health assistance programs established under Titles V, XX and XXI of the Social Security Act.
     “Medicaid Certification” means certification by CMS or a Governmental Authority under contract with CMS that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.
     “Medicaid Regulations” means collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal, administrative, reimbursement and other guidelines of all Governmental Authorities issued or promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities issue or promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
     “Medicare” means the health insurance program for the aged, individuals with end-stage renal disease and certain individuals with disabilities established under Title XVIII of the Social Security Act.
     “Medicare Certification” means certification by CMS or a Governmental Authority under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.
     “Medicare Regulations” means collectively, (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare and any statutes succeeding thereto; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, CMS, OIG or any Person succeeding to the functions of any of the foregoing) issued or promulgated pursuant to or in connection with any of the foregoing, as each may be amended, supplemented or otherwise modified from time to time.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Net Cash Proceeds” means:
     (a) with respect to the sale of any asset by any Controlled Party, the excess, if any, of (i) the sum of cash and Cash Equivalents actually received by any Controlled Party in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness or other amounts related to such sale (e.g. employee severance, termination payments, vendor payables or other liabilities in connection with such sale) that are required to be repaid in connection with the sale thereof (other than (1) intercompany Indebtedness, including, without limitation, Indebtedness evidenced by Permitted Intercompany Notes and (2) Indebtedness under the Loan Documents), (B) with respect to any Joint Venture Entity or Joint Venture Investment, that portion of the gross proceeds described in clause (i) above required to be distributed to any owner (that is not a Loan Party) of Equity Interests in such Joint Venture or Joint Venture Investment or retained by a Person other than a Loan Party, (C) the out-of-pocket fees and expenses incurred by such Controlled Party in connection with such sale, (D) income or other taxes actually paid in connection therewith and (E) reasonable reserves established and maintained in accordance with past practices for contingent liabilities and future liabilities related to such sale;
     (b) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the excess, if any, of (i) the amount of cash proceeds actually received by any Controlled Party from an insurance company or Governmental Authority, as applicable, over (ii) the sum of (A) the principal amount of any Indebtedness that is required to be repaid in connection with the sale thereof (other than (1) intercompany Indebtedness, including, without limitation, Indebtedness evidenced by Permitted Intercompany Notes and (2) Indebtedness under the Loan Documents), (B) with respect to any Joint Venture Entity or Joint Venture Investment, that portion of the gross proceeds described in clause (i) above required to be distributed to any owner (that is not a Loan Party) of Equity Interests in such Joint Venture or Joint Venture Investment or retained by a Person other than a Loan Party, (C) the out-of-pocket fees and expenses incurred by such Controlled Party in connection with such sale, (D) income or other taxes actually paid in connection therewith and (E) reasonable reserves established and maintained in accordance with past practices for contingent liabilities and future liabilities related to such sale; and
     (c) with respect to any incurrence of any Indebtedness by any Loan Party, the aggregate amount of all cash received by such Loan Party in respect of such Indebtedness, net of all reasonable fees, discounts, commissions and expenses incurred by such Loan Party in connection therewith.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all existing or future payment and other obligations under any Existing Swap Contract or owing by any Loan Party under any Swap Contract (which such Swap Contract is permitted hereunder) entered into with any Person that is a Lender or an Affiliate of a Lender at the time such Swap Contract is entered into.
     “Operating Group Hospital Entity” means any business entity (a) formed for the purpose of owning, operating or managing assets and operations in a line of business permitted by this Agreement, and (b) at least a majority of the Equity Interests of which is owned or beneficially Controlled, either directly or indirectly, by any Operating Group Subsidiary. The Operating Group Hospital Entities as of the Closing Date are set forth on Schedule 1.01(a) (as the same my be modified from time to time pursuant to Section 6.15).
     “Operating Group Subsidiaries” means each existing or future wholly-owned Subsidiary of the Parent which is designated by the Borrower to be an Operating Group Subsidiary. The Operating Group Subsidiaries as of the Closing Date are set forth in Schedule 1.01(a) (as the same may be modified from time to time pursuant to Section 6.15).
     “OIG” means the Office of the Inspector General of HHS.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Revolving Credit Loans, the Term Loan and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, the Term Loan and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

     “Parent” has the meaning specified in the introductory paragraph hereto.
     “Parent Guarantor” has the meaning specified in the introductory paragraph hereto.
     “Parent Guaranty” means the unconditional guaranty of the Obligations by the Parent Guarantor under Article VIII.
     “Participant” has the meaning specified in Section 11.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permanent Principal Payments” means all scheduled principal payments of all Indebtedness of any Person or Persons; provided that such payment cannot be reborrowed under the terms of any documents governing such Indebtedness; excluding any payments or prepayments on the Revolving Credit Loan regardless of whether the Revolving Credit Commitments are reduced or if the Revolving Credit Facility matures or is terminated.
     “Permitted Incremental Financing” shall mean any incremental Indebtedness incurred in connection with the incurrence of any refinancing, refunding, renewal or extension of Indebtedness outstanding on the Closing Date and listed on Schedule 7.03, which such incremental Indebtedness is incurred to finance the acquisition of Capital Assets.
     “Permitted Intercompany Lender” means any Loan Party (other than MedCath Partners, LLC, MedCath Cardiology Consulting & Management, Inc. and any entity that is a management company of a Hospital Entity).
     “Permitted Intercompany Note” means any note evidencing an intercompany loan between any Permitted Intercompany Lender and any Consolidated Party; provided that each such intercompany note shall be secured by adequate collateral and priority of Lien, as determined by the Borrower in its reasonable business determination in light of the facts and circumstances applicable to such intercompany note.
     “Permitted Intercompany Note Collateral Documents” means, with respect to any Permitted Intercompany Note, the collateral documents (including, without limitation, any real property collateral documents), if any, pursuant to which the applicable Controlled Party grants, or purports to grant (subject to Permitted Liens, if any), to the applicable Permitted Intercompany Lender a security interest in any present and future assets and properties of such Controlled Party (including, without limitation, all accounts receivable, inventory, real property, machinery, equipment, contracts and (subject to the rights of licensees) license rights).

     “Permitted Joint Venture Syndication” means the syndication of a portion of the Equity Interests of a Joint Venture Entity formed or acquired by a Loan Party after the Closing Date to third party investors in the ordinary course of business in a manner consistent with past practices; provided that (a) the Administrative Agent shall have received written notice within thirty (30) days (as such time may be extended by the Administrative Agent in its discretion) either before or after such formation or acquisition that the applicable Loan Party intends to syndicate a portion of its Equity Interests in such newly formed or acquired Joint Venture Entity, (b) such syndication occurs within twelve (12) months (as such time may be extended by the Administrative Agent in its discretion) following the formation or acquisition of such Joint Venture Entity, (c) such Joint Venture Entity continues to be Controlled by a Loan Party after giving effect to such syndication and (d) no Default of Event of Default shall have occurred and be continuing at the time of such syndication or would result therefrom.
     “Permitted Liens” means the Liens permitted pursuant to Section 7.01.
     “Permitted Preferred Equity Interests” shall mean preferred Equity Interests of the Parent; provided that such preferred Equity Interests (a) do not require the payment of cash dividends or distributions, (b) do not contain any financial performance covenants, financial monitoring covenants or negative covenants, (c) are not required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or have, or upon the happening of an event or passage of time would have, a redemption or similar payment on or prior to the date that is six months after the Term Loan Maturity Date and (d) the terms and conditions of such preferred Equity Interests are consistent with then current market terms for similar Equity Interests and otherwise reasonably satisfactory to the Administrative Agent.
     “Permitted Share Repurchase” means any repurchase, redemption, or other acquisition or retiring for value of any Equity Interests of any Credit Party in accordance with and subject to the terms and conditions of Section 7.06(d)(v).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Principals” means (a) MedCath 1998 LLC, (b) Welsh Carson, Anderson & Stowe, VII, L.P., and (c) any investment partnership under common control with any of the foregoing.

     “Pre-Opening Expenses” means, for any period, without duplication, pre-opening expenses relating to Hospital Entities and related healthcare facilities of such Person and its Subsidiaries for such period as calculated and presented in accordance with GAAP on the face of such Person’s consolidated statements of operations.
     “Qualified Redemption Notice” means an irrevocable notice of redemption of at least Seventy-Five Million ($75,000,000) of the Senior Unsecured Notes delivered by the Borrower pursuant to the terms of the Senior Unsecured Note Indenture on or prior to December 25, 2008.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Related Principal Parties” means (a) any controlling stockholder, partner, member, eighty percent (80%) or more owned Subsidiary, or immediate family member (in the case of an individual) of any Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of any one or more Principals and/or such other persons referred to in the immediately preceding clause (a).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans or the Term Loan, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Revolving Credit Commitments (or the Revolving Credit Outstandings if the Revolving Credit Commitments have been terminated (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition)) and (b) prior to the Term Loan Funding Date, the Term Loan Commitments and on and after the Term Loan Funding Date, the Term Loans; provided that the Commitment of, and the portion of the Revolving Credit Outstandings or the Term Loan, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50% of the Revolving Credit Commitments (or the Revolving Credit Outstandings if the Revolving Credit Commitments have been terminated (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition)); provided that the Commitment of, and the portion of the Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

     “Required Term Loan Lenders” means, as of any date of determination, prior to the Term Loan Funding Date, Lenders having more than 50% of the Term Loan Commitments and on and after the Term Loan Funding Date, Lenders having more than 50% of the Term Loans; provided that the Commitment of, and the portion of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Consolidated Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Consolidated Party’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revolving Credit Commitment” means, as to each Lender, its obligation to (a) to make Revolving Credit Loans in accordance with the provisions of Section 2.01(a), (b) to purchase participations in L/C Obligations and (c) to purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Commitments” means the aggregate Revolving Credit Commitment of all Lenders. On the Closing Date the Revolving Credit Commitments shall be $85,000,000.
     “Revolving Credit Commitment Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Credit Commitments have expired, then the Revolving Credit Commitment Percentage of each Lender shall be determined based on the Revolving Credit Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Increase Effective Date” has the meaning set forth in Section 2.16(d).
     “Revolving Credit Loan” has the meaning set forth in Section 2.01(a).
     “Revolving Credit Maturity Date” means November 10, 2011.
     “Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans, and L/C Obligations.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security Documents” means each Collateral Agreement, each Collateral Assignment and any other documents which create, or purport to create, a Lien for the benefit of the Administrative Agent executed by any Loan Party after the Closing Date.
     “Senior Unsecured Note Documents” means the Senior Unsecured Note Indenture and all exhibits and schedules thereto and each other document, instrument, certificate and agreement executed or delivered by the Borrower or any Subsidiary thereof in connection with the Senior Unsecured Note Indenture or otherwise referred to therein or contemplated thereby (including the registration rights agreement), all as amended, restated or otherwise modified pursuant to the terms and conditions set forth in this Agreement.
     “Senior Unsecured Note Indenture” means the Indenture in the form provided to the Administrative Agent and the Lenders as of the Closing Date, including such indenture as subsequently qualified under the Trust Indenture Act of 1939 pursuant to which notes registered under the Securities Act of 1933 will be issued in exchange for the notes issued on or about the Closing Date, as each may be amended, restated, supplemented or otherwise modified pursuant to the terms and conditions set forth in this Agreement.
     “Senior Unsecured Notes” means the collective reference to the senior unsecured notes due 2012 of the Borrower issued pursuant to the Senior Unsecured Note Indenture in the initial principal amount of $150,000,000.
     “Solvent” means as to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
     “SPC” has the meaning specified in Section 11.06(g).

     “Subordinated Indebtedness” means the collective reference to any Indebtedness of the Parent and its Subsidiaries subordinated in right and time of payment to the Obligations and containing such other terms and conditions (including, without limitation, subordination terms) as are reasonably satisfactory to the Required Lenders.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. Notwithstanding the foregoing, the definition of “Subsidiary” shall specifically exclude any Joint Venture Investments.
     “Subsidiary Guarantors” means, subject to Section 6.15(d), the collective reference to each Substantially Wholly Owned Subsidiary of the Parent. The Subsidiary Guarantors as of the Closing Date are identified as Operating Group Subsidiaries and Development Group Subsidiaries on Schedules 1.01(a) and (b), respectively.
     “Subsidiary Guaranty” means the Subsidiary Guaranty dated as of July 7, 2004 (as reaffirmed and modified by this Agreement and as otherwise further amended, restated, supplemented or otherwise modified), made by the Subsidiaries in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F.
     “Substantially Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person not less than 95% of each class of outstanding Capital Stock or other Equity Interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line” means the swing line sub-facility of the Revolving Credit Facility made available by the Swing Line Lender pursuant to Section 2.05.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.05(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
     “Syndication Agent” means Wachovia Bank, National Association, in its capacity as syndication agent.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” shall have the meaning assigned to such term in Section 2.02.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.
     “Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan in accordance with the provisions of Section 2.02(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Term Loan Commitments” means the aggregate Term Loan Commitment of all Lenders. On the Closing Date the Term Loan Commitments shall be $75,000,000.
     “Term Loan Escrow Account” means the escrow account established on terms and conditions reasonably satisfactory to the Administrative Agent for the purpose of receiving and holding the proceeds of the Term Loan until the repayment by the Borrower of the Senior Unsecured Notes to be redeemed pursuant to a Qualified Redemption Notice.
     “Term Loan Facility” means, at any time, (a) on or prior to the Term Loan Funding Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.
     “Term Loan Funding Date” means the later to occur of the Closing Date or the satisfaction or waiver of the conditions precedent set forth in Section 4.03.
     “Term Loan Increase Effective Date” has the meaning set forth in Section 2.17(d).
     “Term Loan Maturity Date” means November 10, 2011.
     “Term Loan Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time.
     “Third Party Payor” means any Government Program and any quasipublic agency, Blue Cross/Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.
     “Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.
     “Threshold Amount” means Ten Million Dollars ($10,000,000).
     “TRICARE” means the health care program for members of the uniformed services, their families and survivors, and retired service members and their families and survivors (formerly known as Civilian Health Program for Uniformed Services (“CHAMPUS”)) administered by the Department of Defense.
     “Type” means, with respect to a Revolving Credit Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means, subject to Section 1.04, the Uniform Commercial Code in effect in the State of New York, as amended or modified from time to time.
     “United States” and “U.S.” mean the United States of America.

     “Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).
     “Voting Stock” means Equity Interests issued by any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person not less than 100% of each class of outstanding Capital Stock or other Equity Interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     1.05 Rounding. Any financial ratios required to be maintained by the Parent and the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Revolving Credit Loans.
     (a) Revolving Credit Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such revolving loan, a

“Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) Borrowing Procedures.
     (i) Each Revolving Credit Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to the requested date of any Revolving Credit Borrowing of Eurodollar Rate Loans, and (B) on the requested date of any Revolving Credit Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.01(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Credit Borrowing of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Revolving Credit Borrowing of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) the requested date of the Revolving Credit Borrowing (which shall be a Business Day), (B) the principal amount of Revolving Credit Loans to be borrowed, (C) the Type of Revolving Credit Loans to be borrowed, and (D) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Credit Loan in a Loan Notice, then the applicable Revolving Credit Loans shall be made as Base Rate Loans. If the Revolving Credit Borrower requests a Borrowing of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (ii) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Credit Commitment Percentage of the applicable Revolving Credit Loans. Each Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the

Administrative Agent either by (A) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (iii) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Revolving Credit Loans bearing interest based upon the Eurodollar Rate upon determination of such interest rate. At any time that Revolving Credit Loans bearing interest based upon the Base Rate are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (iv) During the existence of a Default, no Loans may be requested as Eurodollar Rate Loans without the consent of the Required Lenders.
     2.02 Term Loan.
     (a) Term Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make available to the Borrower on the Term Loan Funding Date such Lender’s Term Loan Percentage of a term loan (the “Term Loan”; each component thereof may be referred to herein as a “Term Loan”) in an aggregate principal amount equal to the Term Loan Commitments. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan may not be reborrowed. If the Term Loan Funding Date has not occurred prior to December 26, 2008, the Term Loan Commitments shall immediately and automatically terminate on such date.
     (b) Borrowing Procedures.
     (i) The Borrower shall give irrevocable notice to the Administrative Agent, which may be given by telephone, not later than 11:00 a.m. (or such later time as the Administrative Agent and the Borrower shall agree) on the Term Loan Funding Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date (unless, with respect to any Term Loan Borrowing requested prior to the Closing Date, the Administrative Agent shall have received a Eurodollar Rate Loan indemnification agreement in form and substance satisfactory thereto and a Loan Notice, in each case not later than 11:00 a.m. three Business Days prior to the requested date of such Term Loan Borrowing). Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.
     (ii) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Term Loan Percentage of the Term

Loan. Each Lender shall make the amount of the Term Loan to be made by such Lender available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Term Loan Funding Date. Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (iii) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Loans bearing interest based upon the Eurodollar Rate upon determination of such interest rate. At any time that Term Loans bearing interest based upon the Base Rate are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (c) Funding into Escrow. To the extent the proceeds of the Term Loan are not contemporaneously used to prepay those Senior Unsecured Notes to be redeemed pursuant to a Qualified Redemption Notice, such Term Loan proceeds shall be funded into the Term Loan Escrow Account.
     2.03 Conversions and Continuations of Revolving Credit Loans and Term Loan.
     (a) The Borrower shall have the option to convert Loans (other than Swing Line Loans) from one Type to the other and to continue Eurodollar Rate Loans. Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Revolving Credit Loans or a Term Loan, as applicable, from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation of Eurodollar Rate Loans, then the applicable Eurodollar Rate Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Loans.
     2.04 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Administrative Agent has approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars; or
     (E) a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Commitment Percentage times the amount of such Letter of Credit.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Credit Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Credit Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed

Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.
     (iv) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Credit Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lenders pay such amount (with interest and fees as aforesaid), the amount so paid (excluding the interest and fees aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Commitment Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.

For purposes of this Section 2.04, Section 2.06 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit as most recently published by the International Chamber of Commerce at the time of issuance.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Credit Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agent’s Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.05 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Commitment Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Credit Commitment Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $200,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. Notwithstanding the foregoing, in order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may, and are hereby authorized to, enter into an Autoborrow Agreement providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such Autoborrow Agreement and without the necessity for any notice by the Borrower otherwise required by this Section 2.05(b).
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Credit Loan bearing interest at the Base Rate in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.01(b), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan bearing interest at the Base Rate to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.05(c)(i), the request for Revolving Credit Loans bearing interest at the Base Rate submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Credit Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Credit Loan bearing interest at the Base Rate or risk participation pursuant to this Section 2.05 to refinance such Lender’s Revolving Credit Commitment Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Commitment Percentage shall be solely for the account of the Swing Line Lender.

     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     (g) Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 2.05, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements satisfactory to it to eliminate the Swing Line Lender’s risk with respect to any such Defaulting Lender’s refinancing obligations hereunder, including cash collateralizing such Defaulting Lender’s Applicable Percentage of the outstanding Swing Line Loans.
     2.06 Prepayments.
     (a) Voluntary Prepayments of Revolving Credit Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Revolving Credit Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Credit Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Revolving Credit Commitment Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Revolving Credit Commitment Percentages.
     (b) Voluntary Prepayments of Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less, the aggregate amount of Swing Line Loans then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. For the avoidance of doubt, the Borrower may prepay such Swing Line Loan pursuant to draws under the Autoborrow Agreement.

     (c) Voluntary Prepayments of Term Loan. Subject to the following paragraph entitled “Excess Proceeds”, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Term Loan Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the outstanding principal installments of the Term Loan in inverse order of maturity thereof (and shall be applied to the Term Loan of the Lenders in accordance with their respective Term Loan Percentages).
     (d) Mandatory Prepayments of Revolving Credit Loans.
     (i) If for any reason the Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Revolving Credit Outstandings exceed the Revolving Credit Commitments then in effect.
     (ii) Repayment of Excess Proceeds. In the event proceeds (“Excess Proceeds”) remain after the prepayment of Term Loans pursuant to Section 2.06(e)(i) or 2.06(e)(ii), the amount of such Excess Proceeds shall be used on the date of the required prepayment under Section 2.06(e)(i) or 2.06(e)(ii), as applicable, to prepay the outstanding principal amount of the Revolving Credit Loans without any corresponding reduction of the Revolving Credit Commitment.
     (e) Mandatory Prepayments of Term Loan.
     (i) Asset Sale Proceeds; Insurance and Condemnation Proceeds. Within three hundred (300) days following the receipt by any Loan Party of any Disposition Proceeds, the Borrower (or applicable Loan Party) shall apply such Disposition Proceeds at its option:

          (A) to (I) acquire real property, equipment or other replacement assets or buy Equity Interests in a Person that has such assets to be used in the business of the Credit Parties or (II) or enter into a binding agreement to consummate any of the transactions described in the foregoing clause (I), so long as such transaction is consummated within three hundred (300) days after the date of such binding agreement; provided that the total amount of time from the receipt by any Loan Party of any Disposition Proceeds to the consummation of such transaction does not exceed five hundred (500) days, or
          (B) to make a mandatory principal prepayment of the Loans in the manner set forth in Section 2.06(e)(iii) below, or
          (C) so long as the Senior Unsecured Notes have been previously repaid in full, to fund a Permitted Share Repurchase, or
          (D) to fund Investments pursuant to Sections 7.02(h) or 7.02(i);
     provided that if, in connection with a Permitted Joint Venture Syndication, any Loan Party receives a return of all or any portion of any Investment made after the Closing Date pursuant to Section 7.02(h) or Section 7.02(i), then such returned amount shall constitute Disposition Proceeds on the date received and the Borrower shall make a mandatory principal prepayment of the Loans in the manner set forth in Section 2.06(e)(iii) within three (3) Business Days of receipt thereof.
     Any Disposition Proceeds that are not applied or invested as provided in the preceding clauses (A), (B), (C) or (D) will constitute “Surplus Proceeds.” Within five (5) days after the aggregate amount of Surplus Proceeds exceeds $15,000,000, the Borrower will make a mandatory principal prepayment of the Loans in the manner set forth in Section 2.06(e)(iii) in an amount equal to such Surplus Proceeds.
     For purposes of this Section 2.06(e)(i), (a) the receipt by a Loan Party of a repayment of any Permitted Intercompany Note by a Consolidated Party in connection with an asset Disposition by such Consolidated Party or insurance or condemnation recovery or payment or (b) the receipt by a Loan Party of any dividend or distribution from a Consolidated Party to a Loan Party of or related to Disposition Proceeds, shall constitute the receipt of Disposition Proceeds by such Loan Party in the amount of such repayment or dividend or distribution, as applicable.
     (ii) Debt Proceeds. The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 2.06(e)(iii) below in amounts equal to one hundred (100%) of the aggregate Net Cash Proceeds from any incurrence by any Loan Party of any Indebtedness not otherwise permitted pursuant to Section 7.03. Such prepayment shall be made within three (3) Business Days after the date of receipt of such Net Cash Proceeds. (This provision shall not be deemed to permit the incurrence of Indebtedness not otherwise permitted pursuant to this Agreement.)
     (iii) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under Sections 2.06(e)(i) and 2.06(e)(ii), the Borrower shall promptly give written notice to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment under this Section 2.06(e) shall be applied as follows: first, to reduce on a pro rata basis the remaining scheduled principal installments of the Term Loan, pursuant to Section 2.08(c) and second, to the extent of any excess, to repay the Revolving Credit Loans, pursuant to Section 2.06(d)(ii).
     (iv) Amounts prepaid under the Term Loan pursuant to this Section 2.06(e) may not be reborrowed and will constitute a permanent reduction in the Term Loan Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.05 hereof.
     2.07 Voluntary Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Outstandings would exceed the Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
     2.08 Repayment of Loans.
     (a) Repayment of Revolving Credit Loans. The Borrower shall repay to the Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.
     (b) Repayment of Swing Line Loans. The Borrower shall repay each Swing Line Loan upon the demand of the Administrative Agent.
     (c) Repayment of Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in consecutive quarterly installments commencing March 31, 2009 as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06(e)), in each case unless accelerated sooner pursuant to Section 9.02:

Principal Amortization Payment Dates	Amortization Payment
March 31, 2009	$0
June 30, 2009	$0
September 30, 2009	$0
December 31, 2009	$0
March 31, 2010	$2,812,500
June 30, 2010	$2,812,500
September 30, 2010	$2,812,500
December 31, 2010	$2,812,500
March 31, 2011	$3,750,000
June 30, 2011	$3,750,000
September 30, 2011	$3,750,000
Term Loan Maturity Date	All remaining principal amounts outstanding
If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

     2.09 Interest.
     (a) (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Credit Commitment Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything contained in this Section 2.10(a) to the contrary, the Outstanding Amount of any Swing Line Loan shall not be deemed to constitute any portion of the Outstanding Amount of Revolving Credit Loans for this Section 2.10(a).
     (b) Other Fees.
     (i) The Borrower shall pay to the Co-Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

     2.12 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.13 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 or Section 2.02, as applicable, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and with respect to any Lender having a Revolving Credit Commitment, subparticipations in L/C Obligations and Swing Line Loans of the other Lenders having a Revolving Credit Commitment, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

     2.15 Security. The Obligations shall be secured as provided in the Security Documents.
     2.16 Increase in Revolving Credit Facility.
          (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify each Lender with a Revolving Credit Commitment), the Borrower may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests and for all requests made pursuant to Section 2.17) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may not make additional requests after three such requests pursuant to this Section 2.16 have been approved. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each such Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders with a Revolving Credit Commitment).
          (b) Lender Elections to Increase. Each such Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Credit Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
          (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender with a Revolving Credit Commitment of such Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders under the Revolving Credit Facility pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders with a Revolving Credit Commitment of the final allocation of such increase and the Revolving Credit Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Commitment Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
          (f) Applicable Rate. The Applicable Rate for all Revolving Credit Loans shall be determined by the Borrower and the Lenders (including any new Lenders) with a Revolving Credit Commitment at the time of any increase to the Revolving Credit Commitment. Any increase to the Applicable Rate for Revolving Credit Loans pursuant to this Section 2.16(f) shall apply to all Revolving Credit Loans. If, after giving effect to any increase in the Applicable Rate for Revolving Credit Loans pursuant to this Section 2.16(f), the Applicable Rate for Revolving Credit Loans would exceed the Applicable Rate for Term Loans (including any prior increases to the Term Loan Commitment pursuant to Section 2.17) by more than 1/4 of 1%, the Applicable Rate for all Term Loans shall automatically increase so that the Applicable Rate on Revolving Credit Loans is no more than 1/4 of 1% higher than the Applicable Rate on all Term Loans.
          (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.01 to the contrary.
     2.17 Increase in Term Loan Facility.
          (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify each Lender with a Term Loan Commitment), the Borrower may from time to time, request an increase in the Term Loans by an amount (for all such requests and for all requests made pursuant to Section 2.16) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may not make additional requests after three such requests pursuant to this Section 2.17 have been approved. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each such Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders with a Term Loan Commitment).
          (b) Lender Elections to Increase. Each such Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Term Loan Percentage) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

          (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender with a Term Loan Commitment of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders under the Term Loan Facility pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term Loan Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders with a Term Loan Commitment of the final allocation of such increase and the Term Loan Increase Effective Date. As of the Term Loan Increase Effective Date, the amortization Schedule for the Term Loans set forth in Section 2.08(c) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Loan Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Loan Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Loan Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The additional Term Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.
          (f) Applicable Rate. The Applicable Rate for any increase pursuant to Section 2.17 will be determined by the Borrower and the Lenders (including any new Lenders) participating in such increase at the time such increase is made; provided that if such Applicable Rate would exceed the Applicable Rate for the Revolving Loans and the existing Term Loans (including any prior increases in the Revolving Credit Commitment and/or the Term Loan Commitment) by more than 1/4 of 1%, the Applicable Rate for Revolving Loans and the Term Loans (including any prior increases to the Revolving Credit Commitment and/or the Term Loan Commitment) shall be automatically increased so that the Applicable Rate on the new Term Loans is no more than 1/4 of 1% higher than the Applicable Rate for the Revolving Credit Loans (after netting the differences in the Applicable Rate as of the Closing Date between the Revolving Credit Loans and the Term Loans) and the existing Term Loans.
          (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans (other than a Swing Line Loan) to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate and shall be entitled to recover interest at such Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such period Base Rate Loans shall be made and continued based on the interest rate determined by the lesser of clauses (a) and (b) in the definition of Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender refuses to consent to an amendment or modification of this Agreement that, pursuant to Section 11.01, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders directly affected thereby, the Borrower may replace such Lender in accordance with Section 11.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Co-Lead Arrangers, the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, each Security Document, each Guaranty and any other applicable Loan Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or formation and, to the extent request by the Administrative Agent, each other jurisdiction where it is qualified to do business;
     (v) a favorable opinion of counsel to the Loan Parties (other than Harlingen Partnership Holdings, Inc., MedCath Cardiology Consulting & Management, Inc., San Antonio Holdings, Inc. and Venture Holdings, Inc.), addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Parent and the Borrower certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
     (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Collateral.
     (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents (including, without limitation, all filings and recordations in the real estate records necessary to perfect the security interests of the Lenders created pursuant to any Collateral Assignment) shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

     (ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates (if any) evidencing the Equity Interests pledged pursuant to the Security Documents, together with an undated stock or other power for each such certificate duly executed in blank by the registered owner thereof, (B) each original promissory note pledged pursuant to the Security Documents, and (C) satisfactory evidence that all consents of third party owners of Equity Interests in any Joint Venture Entity and Joint Venture Investment required to permit the pledge by (1) the applicable Permitted Intercompany Lender of any Permitted Intercompany Note of such Joint Venture Entity and Joint Venture Investment and all collateral security securing such Permitted Intercompany Note and (2) the applicable Operating Group Subsidiary of its Equity Interests in such Joint Venture Entity and Joint Venture Investment).
     (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Loan Parties under the UCC (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.
     (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     (c) Permitted Intercompany Note Documents, Collateral Documentation and Certificates. To the extent not previously delivered pursuant to the Existing Credit Agreement (and then, only to the extent required pursuant to the terms of the Existing Credit Agreement):
     (i) Permitted Intercompany Note Documents. The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party:
          (A) Originals of each Permitted Intercompany Note executed by the applicable Joint Venture Entity or Joint Venture Investment (together with an endorsement executed in blank by the applicable Permitted Intercompany Lender);
          (B) True, correct and complete copies of each applicable Permitted Intercompany Note Collateral Document executed by the applicable Joint Venture Entity or Joint Venture Investment in connection with each Permitted Intercompany Note; and
          (C) A Collateral Assignment substantially in the form of Exhibit J to this Agreement executed by each Permitted Intercompany Lender with respect to each Permitted Intercompany Note and the Permitted Intercompany Note Collateral Documents executed in connection with each Permitted Intercompany Note.
     (ii) Collateral Documentation. The Administrative Agent shall have received:

          (A) Title Insurance. With respect to each parcel of real property subject to the Permitted Intercompany Note Collateral Documents, (1) a copy of a marked-up commitment for a policy of title insurance, insuring each applicable Permitted Intercompany Lender’s Lien and (2) an endorsement of such marked-up commitment and title insurance evidencing the collateral assignment of each applicable mortgage or deed of trust to the Administrative Agent and insuring the Lenders’ Lien.
          (B) Title Exceptions. With respect to each parcel of real property subject to the Permitted Intercompany Note Collateral Documents, copies of all recorded documents creating exceptions to each title policy referred to in Section 4.01(c)(ii)(A).
     (d) Payment of Fees. Any fees related to this transaction and required to be paid on or before the Closing Date shall have been paid.
     (e) Attorneys Fees. Unless waived by the Administrative Agent, the Parent and Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.
     (f) Financial Matters.
     (i) Financial Condition Certificate. The Parent and the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Parent and the Borrower, that (A) after giving effect to the transactions contemplated by this Agreement, the Parent and each of its Subsidiaries is Solvent, (B) the payables of the Parent and each of its Subsidiaries are current and not past due as determined in accordance with past practices, (C) attached thereto are calculations evidencing compliance on a pro forma basis as of June 30, 2008 and after giving effect to the transactions contemplated by this Agreement, with the covenants contained in Section 7.14, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Parent and its Subsidiaries and (E) attached thereto is a pro forma calculation of the Applicable Rate.
     (ii) Audited Financial Statements. The Administrative Agent shall have received consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent and its Subsidiaries for the Fiscal Years ended September 30, 2007, in each case audited by independent public accountants of recognized national standing and prepared in accordance with GAAP, provided delivery of Parent’s 10-K filing including such statements shall satisfy this clause (ii).
     (iii) Unaudited Financial Statements. The Co-Lead Arrangers shall have received consolidated financial statements (including balance sheets and income statements) of the Parent and the Hospital Entities, in each case for the last four (4) Fiscal Quarters ended June 30, 2008 and prepared in accordance with GAAP.

     (iv) Other Financial Information. The Parent and the Borrower shall provide the Administrative Agent with such other financial information as the Administrative Agent may reasonably request.
     (g) No Material Adverse Effect. No Material Adverse Effect shall have occurred since September 30, 2007.
     (h) Absence of Proceedings. No action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or other Governmental Authority which could reasonably be expected to (i) have a Material Adverse Effect or (ii) affect any transaction contemplated by this Agreement.
     (i) Closing Date. The Closing Date shall have occurred on or before November 15, 2008.
     Without limiting the generality of the provisions of the last paragraph of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties contained in Article V shall not be incorrect or misleading when made or deemed made (excluding any representation, warranty, certification or statement of fact made or deemed made by any Loan Party with respect to a Credit Party pursuant to Section 5.21, so long as any such breach of such representations an warranties do not constitute an Event of Default pursuant to Section 9.01(b)(ii)) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
     4.03 Conditions to Initial Funding of Term Loan. In addition to the satisfaction of the conditions precedent set forth in Sections 4.01 and 4.02, the obligation of each Lender to make its Credit Extension in the form of a Term Loan hereunder on the Term Loan Funding Date is subject to receipt by the Administrative Agent of satisfactory evidence that the Borrower has delivered a Qualified Redemption Notice to the trustee under the Senior Unsecured Note Indenture.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each of the Parent Guarantor and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdiction of each Loan Party’s organization and each jurisdiction in which such Loan Party is qualified is set forth on Schedule 5.01.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document. Each Loan Party (a) has all Governmental Approvals required by any applicable Law (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)) for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to have such Governmental Approval could not reasonably be expected to have a Material Adverse Effect, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)) relating to it or any of its respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (c) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)) with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law (including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable)).
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to Section 4.01(f)(iii), and the related consolidated statements of income or operations and balance sheets for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) As of the Closing Date (after giving effect to the transactions contemplated by this Agreement) and after giving effect to each Credit Extension made hereunder, each Loan Party will be Solvent.
     5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Guarantor or the Borrower after due and diligent investigation, threatened or contemplated (including, without limitation, any validation review, survey, inspection, audit, investigation or program integrity review in connection with the Medicare program or the Medicaid program (as applicable)), at law, in equity, in arbitration or before any Governmental Authority (including, without limitation, with respect to any cost reports required to be filed by the Medicare Regulations or the Medicaid Regulations (as applicable), or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims), by or against the Parent or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Parent and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Parent has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Parent or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.
     5.11 Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.
     (b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Since the date that is five (5) years prior to the Closing Date, no Credit Party nor any of its ERISA Affiliates (i) has maintained or maintains a “defined benefit plan” (as defined in ERISA § 3(35)), (ii) has been required to contribute to any Multiemployer Plan that is a defined benefit plan, or (iii) has incurred or been responsible for any liability in connection with any such plan.
     5.13 Subsidiaries. As of the Closing Date, the Parent has no Subsidiaries other than those specifically disclosed in Part(a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. Schedule 1.01(a) lists all Operating Group Subsidiaries and all Operating Group Hospital Entities as of the Closing Date (other than Excluded Subsidiaries as of the Closing Date). Schedule 1.01(b) lists all Development Group Subsidiaries and all Development Group Hospital Entities as of the Closing Date (other than Excluded Subsidiaries as of the Closing Date). Schedule 1.01(c) lists all Joint Venture Subsidiaries as of the Closing Date. Schedule 1.01(d) lists all Joint Venture Investments as of the Closing Date. As of the Closing Date, the capitalization of the Parent and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.13. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the Parent and the number of shares owned by each as of the Closing Date are described on Schedule 5.13. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Equity Interests of the Parent or its Subsidiaries, except as described on Schedule 5.13.
     5.14 Margin Regulations; Investment Company Act.
     (a) No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
     (b) None of the Loan Parties nor any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 [Reserved].
     5.16 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Guarantor and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.17 Compliance with Laws. Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and (ii) at any time during such contest the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.18 Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to comply herewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, except where such infringement, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Loan Party is liable to any Person for infringement under applicable Law with respect to any such rights as a result of its business operations, in either case, that could reasonably be expected to have a Material Adverse Effect.
     5.19 Employee Relations. As of the Closing Date, the Parent and each of its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Parent Guarantor and the Borrower know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes that could reasonably be expected to have a Material Adverse Effect.
     5.20 Burdensome Provisions. No Loan Party is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Loan Parties do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary of the Parent is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to any Loan Party or to transfer any of its assets or properties to any Loan Party in each case other than existing under or by reason of the Loan Documents or applicable Law, other than (a) as set forth on Schedule 5.20, (b) set forth in any Permitted Intercompany Note, (c) as set forth in the terms of any Indebtedness in effect of the Closing Date (or any Indebtedness after the Closing Date permitted to be incurred under any Loan Document) and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the restrictions and encumbrances in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the Closing Date, or (d) any provisions with respect to distributions or the disposition of assets or property of a Joint Venture Entity or a Joint Venture Investment contained in any limited liability company, operating, partnership, shareholder or other similar agreements related to such Joint Venture Entity or Joint Venture Investment, to the extent entered into in the ordinary course of business to develop, own, operate, or manage business operations permitted hereunder with other equity investors in such Joint Venture Entities or Joint Venture Investments that are no more restrictive, taken as a whole, than any such agreements in effect on the Closing Date.

     5.21 Healthcare Matters. Without limiting any representation and warranty contained herein:
     (a) Reimbursement from Third Party Payors. The accounts receivable of the Parent, the Borrower and their respective Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Laws and other Third Party Payor Arrangements to which the Parent, the Borrower or such Subsidiary is subject, except where failure to do so could not reasonably be expected to have a Material Adverse Effect and do not exceed in any material respect amounts the Borrower or such Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. To the knowledge of the Borrower and the Parent, all billings by any Subsidiary of the Parent, and to the extent applicable, the Parent, pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. To the knowledge of the Borrower and the Parent, there has been no intentional or material over-billing or over-collection by any Subsidiary pursuant to any Third Party Payor Arrangements, other than as created by (i) routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors or (ii) routine refunds and adjustments made by any Subsidiary in the ordinary course of business with respect to such billings.
     (b) Fraud and Abuse. To the knowledge of the Borrower and the Parent, none of the Parent, the Borrower or any of their respective Subsidiaries, nor any of their respective officers or directors, acting on behalf of the Parent, the Borrower or any of their respective Subsidiaries, have engaged on behalf of the Parent, the Borrower or any of their respective Subsidiaries in any activities that are prohibited under 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, the Stark Statute, the False Claims Act, or the regulations promulgated thereunder, or related Laws, or under any similar state law or regulation, or that are prohibited by binding rules of professional conducts, including (i) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (ii) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply and (v) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral. Neither the Parent, the Borrower nor any of their respective Subsidiaries shall be considered to be in breach of this Section 5.21(b) so long as (x) it shall have taken such actions (including implementation of appropriate (as determined by the Borrower) internal controls) as may be reasonably necessary (as determined by the Borrower) to prevent such prohibited actions and (y) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely result in a Material Adverse Effect.
     The facilities Controlled by the Borrower and its Subsidiaries are qualified for participation in the Government Programs in which they participate, and comply with the conditions of participation in all Government Programs in which they participate or have participated, except where failure to comply could not reasonably be expected to have a Material Adverse Effect and except for the fact that facilities newly developed by any such Person may from time to time be awaiting an initial Medicare Certification and/or initial Medicare or Medicaid provider number in accordance with customary processing and certification timeframes of such Government Programs. There is no pending or, to the Borrower’s and the Parent’s knowledge, threatened proceeding or investigation by any of the Government Programs with respect to (i) the Borrower’s or any Subsidiary’s qualification or right to participate in any Government Program in which it participates or has participated, (ii) the compliance or non-compliance by any such Person with the terms or provisions of any Government Program in which it participates or has participated, or (iii) the right of any such Person to receive or retain amounts received or due or to become due from any Government Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would be reasonably likely to result in a Material Adverse Effect.
     5.22 Senior Debt Status. The Obligations of each Loan Party under this Agreement and each other Loan Document ranks and shall continue to rank at least senior in priority to all subordinate Indebtedness.
     5.23 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent Guarantor and the Borrower shall, and shall cause each of their respective Subsidiaries (provided that the covenants set forth in Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.11(b), 6.12, 6.14, 6.15, 6.16 and 6.18, shall not be applicable to any Subsidiary that is a Joint Venture Entity) to:

     6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within one hundred (100) days after the end of each Fiscal Year of the Parent (or, if earlier, the date that is ten (10) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, which shall be limited in review as is customary for independent certified public accountants and shall not include covenants other than Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.07, 7.14 and 7.15; it being acknowledged by the parties hereto that delivery of a copy the Parent’s Annual Report on Form 10-K on or before the date specified above shall satisfy the requirements of this Section 6.01(a); and
     (b) as soon as available, but in any event within fifty-five (55) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent (or, if earlier, the date that is ten (10) days after to the reporting date for such information required by the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; it being acknowledged by the parties hereto that delivery of a copy the Parent’s Quarterly Report on Form 10-Q on or before the date specified above shall satisfy the requirements of this Section 6.01(b).
     As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default resulting from the failure to comply with the terms, covenants, provisions or conditions of Article VII or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of each of the Parent and the Borrower;
     (c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any of its Subsidiaries, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.

     The Parent hereby acknowledges that (a) the Administrative Agent and/or a Co-Lead Arranger will make available to the Lenders and the L/C Issuer materials and/or information (including, without limitation, documents, financial statements and notices required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(d) and Section 6.03)) provided by or on behalf of the Parent hereunder (collectively, “Parent Materials”) by posting the Parent Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent hereby agrees that (w) all Parent Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the L/C Issuer and the Lenders to treat such Parent Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities Laws; (y) all Parent Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Parent Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03 Notices. Promptly notify the Administrative Agent:
     (a) of the occurrence of any Default or Event of Default;
     (b) of the occurrence of any (i) payment default under any Permitted Intercompany Note or any Permitted Intercompany Note Collateral Document, or (ii) the material impairment of any material assets subject to any Permitted Intercompany Note Collateral Document;
     (c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, including pursuant to any applicable Environmental Laws;
     (d) of the occurrence of any ERISA Event;
     (e) of the expiration, termination or cancellation of any Credit Party’s license to operate, Medicare Certification or Medicaid Certification or the receipt by any Credit Party of any notice with respect thereto; and
     (f) of any material change in accounting policies or financial reporting practices by the Parent and its Subsidiaries.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent and the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached and each notice pursuant to Section 6.03(b) shall reasonably describe the applicable breach or breaches of the relevant Permitted Intercompany Note and Permitted Intercompany Note Collateral Documents.
     6.04 Filing of Tax Returns; Payment of Obligations. File, on or prior to the required filing date thereof, all Federal, state and other material tax returns and reports required to be filed and pay and discharge, as the same shall become due and payable, all its obligations and liabilities in excess of $1,000,000, with respect to all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or applicable Subsidiary, or (b) with respect to any Joint Venture Entity that is not a Hospital Entity, the failure to so file or pay and discharge, could not reasonably be expected to have a Material Adverse Effect.
     6.05 Preservation of Existence, Etc. (a) Except in a transaction permitted by Section 7.04 or 7.05, (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and (ii) qualify and remain qualified as a foreign company and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under applicable Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that, with respect to each Operating Group Hospital Entity, such actions shall be conducted in a manner consistent with standards of operation and administration generally acceptable for fully accredited hospitals and health care facilities comparable to the Hospital operated by such Operating Group Hospital Entity.
     6.07 Maintenance of Insurance. In addition to the specific insurance requirements of the Security Documents, maintain with financially sound and reputable insurance companies not Affiliates of the Parent or any of its Subsidiaries, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, unless, the failure to so maintain, could not reasonably be expected to have a Material Adverse Effect in the event of a loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business.

     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Environmental Laws. In addition to and without limiting the generality of Section 6.08, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.10 Environmental Indemnity. Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Parent or any Subsidiary thereof, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.
     6.11 Compliance with ERISA. In addition to and without limiting the generality of Section 6.08, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) make, and cause each ERISA Affiliate to make all required contributions to each Plan subject to Section 412 of the Code (without any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan), (ii) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (iii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iv) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (v) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
     6.12 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent and its Subsidiaries; and
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent and its Subsidiaries.
     6.13 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.14 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures, the refinancing of existing Indebtedness (including, without limitation, the Existing Credit Agreement), the prepayment of (or refinancing the prepayment of) the Senior Unsecured Notes, general corporate purposes and the other purposes described herein, and not in contravention of any Law or of any Loan Document.
     6.15 Additional Subsidiaries; Joint Venture Investments; Certain Post Closing Matters.
     (a) Notify the Administrative Agent within thirty (30) days (as such time may be extended by the Administrative Agent in its sole discretion) after any Person becomes a Subsidiary of the Parent (and such Person creates, acquires or engages in any business operations or owns assets with a fair market value in excess of $50,000) and (i) cause such Subsidiary to comply with the terms of this Agreement and (ii) within forty-five (45) days thereafter (as such time may be extended by the Administrative Agent in its sole discretion) deliver to the Administrative Agent an update of Schedule 1.01(a), Schedule 1.01(b) or Schedule 1.01(c), as applicable, (designating whether such Subsidiary is an Operating Group Subsidiary or an Operating Group Hospital Entity, a Development Group Subsidiary or a Development Group Hospital Entity or a Joint Venture Subsidiary).
     (b) The Parent may, at any time and upon written notice to the Administrative Agent, (i) redesignate any Development Group Subsidiary as an Operating Group Subsidiary and any Development Group Hospital Entity as an Operating Group Hospital Entity and (ii) designate any new Subsidiary as a Development Group Subsidiary or as a Development Group Hospital Entity.

     (c) Subject to Section 6.15(d) below, at such time as any Subsidiary of the Parent becomes a Substantially Wholly Owned Subsidiary, upon the creation of any Substantially Wholly Owned Subsidiary of the Parent as set forth in subsection (a) above, and upon the delivery by any other Subsidiary of the Parent of a Guarantee with respect to the Senior Unsecured Notes, promptly (and in any event within thirty (30) days) cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent a duly executed Joinder Agreement and comply with the applicable terms of each Security Document, (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)) and (iv) deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, [***] shall only be required to deliver a Subsidiary Guarantee at such time as it becomes a Wholly Owned Subsidiary.
     (d) So long as no Default or Event of Default arising under Section 9.01(a), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, by written notice to the Administrative Agent, the Borrower may designate any Substantially Wholly Owned Subsidiary or Substantially Wholly Owned Subsidiaries (each, an “Excluded Subsidiary”) for exclusion from such requirement that each Substantially Wholly Owned Subsidiary execute and deliver a Subsidiary Guaranty; provided that the Borrower may not designate any Excluded Subsidiary if, after giving effect thereto, more than five percent (5%) of the total aggregate consolidated (i) assets of the Parent Guarantor and its Subsidiaries or (ii) revenues of the Parent Guarantor and its Subsidiaries are owned by Excluded Subsidiaries. Furthermore, in the event that the Excluded Subsidiaries own more than five percent (5%) of the total aggregate consolidated (i) assets of the Parent Guarantor and its Subsidiaries or (ii) revenues of the Parent Guarantor and its Subsidiaries are owned by Excluded Subsidiaries, the Borrower shall promptly notify the Administrative Agent of such event and promptly (and in any event within thirty (30) days) cause one or more Excluded Subsidiaries to become a Subsidiary Guarantor in accordance with the procedures described in clauses (i)-(iv) of Section 6.15(c) above such that the remaining Excluded Subsidiaries do not own more than five percent (5%) of the total aggregate consolidated (i) assets of the Parent Guarantor and its Subsidiaries or (ii) revenues of the Parent Guarantor and its Subsidiaries are owned by Excluded Subsidiaries. In addition to the foregoing, the Borrower may, in its sole discretion, elect to cause any Excluded Subsidiary to become a Subsidiary Guarantor in accordance with the procedures described in clauses (i)-(iv) of Section 6.15(c). In each instance in which the Borrower has either (i) designated a Substantially Wholly Owned Subsidiary as an Excluded Subsidiary or (ii) caused an Excluded Subsidiary to become a Subsidiary Guarantor, in each case in accordance with the procedures set forth in this Section 6.15, the Borrower shall promptly deliver to the Administrative Agent an updated version of Schedule 1.01(f) showing all then existing Excluded Subsidiaries.

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

     (e) Upon the request of the Administrative Agent (which such request shall not be made more frequently than once per Fiscal Quarter, unless a Default or Event of Default has occurred and is continuing, in which case such request may be made as frequently as once per month, but in no event more frequently than once per month), the Borrower shall promptly deliver an updated version of Schedule 1.01(d) showing all then existing Joint Venture Investments.
     (f) No later than sixty (60) days following the Closing Date (as such time may be extended by the Administrative Agent in its discretion), the Administrative Agent shall have received a favorable opinion of counsel to Harlingen Partnership Holdings, Inc. and San Antonio Holdings, Inc., addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H (to the extent not already addressed in a legal opinion delivered as of the Closing Date) and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request.
     6.16 Intercompany Notes.
     (a) All intercompany loans permitted under Section 7.02(h) or Section 7.02(i) of this Agreement shall be evidenced by a Permitted Intercompany Note.
     (b) Within thirty (30) days (as such time may be extended by the Administrative Agent in its discretion) following its receipt of a Permitted Intercompany Note, the Permitted Intercompany Lender shall pledge and assign such Permitted Intercompany Note and related security to the Administrative Agent as security for the Obligations and shall deliver to the Administrative Agent (i) the original Permitted Intercompany Note executed by the applicable obligor thereunder (together with an endorsement executed in blank by the applicable Permitted Intercompany Lender), (ii) a true, correct and complete copy of each Permitted Intercompany Note Collateral Document required to be executed pursuant to this Agreement by the applicable obligor under such Permitted Intercompany Note, (iii) a Collateral Assignment executed by the applicable Permitted Intercompany Lender with respect to such Permitted Intercompany Note and such Permitted Intercompany Note Collateral Documents and any (iv) such documents and certificates consistent with Section 4.01(c) hereof as may reasonably be requested by the Administrative Agent.
     6.17 Maintenance of Healthcare Licenses, Etc. In addition to and without limiting the generality of Section 6.08, (a) with respect to Subsidiaries that participate in Medicare or Medicaid, observe and remain in compliance in all material respects with all Medicare Regulations and Medicaid Regulations (as applicable) (including, without limitation, the timely filing of all material reports, administrative forms and filings required to be filed in connection with the Medicare Regulations and the Medicaid Regulations (as applicable), except to the extent that any such failure to make any such timely filing could not reasonably be expected to have a Material Adverse Effect), and (b) obtain and preserve, to the fullest extent permitted by all applicable Laws, all certifications and authorizations necessary to ensure that each Hospital and each applicable Credit Party are eligible for reimbursement under the Medicare Regulations and the Medicaid Regulations (as applicable), unless, with respect to the foregoing clauses (a) and (b), the failure to do so could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, a threat or warning (without any revocation) that any Credit Party may lose its eligibility for reimbursement under the Medicare Regulations and the Medicaid Regulations (as applicable), shall not constitute a violation of this Section 6.17 so long as such Credit Party is contesting or remedying such alleged violation in good faith pursuant to an appropriate proceeding or course of action and otherwise in accordance with prudent industry practices in all material respects.
     6.18 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent shall not, nor shall it permit any of its Subsidiaries or any of the other Controlled Parties, to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to (i) any Loan Document and (ii) any Permitted Intercompany Note Collateral Documents;
     (b) Liens existing on the date hereof listed on Schedule 7.01; and any renewals, refinancings, or extensions of the foregoing Liens; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (unless such increase is in the form of a Permitted Incremental Financing, in which case, such existing Liens shall be permitted to secure such Permitted Incremental Financing on a pari passu basis with the Indebtedness being refinanced in connection with the incurrence of such Permitted Incremental Financing), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, reservations, rights-of-way, covenants, conditions, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;
     (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
     (j) Liens securing Indebtedness permitted under Section 7.03(i);
     (k) Liens securing Indebtedness permitted under Section 7.03(l); and
     (l) Liens, if any, in favor of the L/C Issuer and /or Swing Line Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder.
     7.02 Investments. Make any Investments, except:
     (a) Investments in the form of Cash Equivalents;
     (b) advances to officers, directors and employees of any Controlled Party in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments and commitments to provide Investments, in each case, existing on the date hereof and listed on Schedule 7.02 in the amounts set forth thereon;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03;

     (f) Investments in the form of dividends, distributions or advances permitted pursuant to Section 7.06(d)(v);
     (g) Investments (i) of any Loan Party in any other Loan Party or (ii) in any Controlled Party in the form of a Permitted Intercompany Note;
     (h) other Investments in any Person (including Investments consisting of Restricted Payments permitted pursuant to Section 7.06(f)) in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 7.02(h) since the Closing Date (but, to the extent that any Investment made pursuant to this Section 7.02(h) since the Closing Date is sold or otherwise liquidated for cash, minus the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment), not to exceed $50,000,000; provided that (A) no Default or Event of Default exists at the time of making such Investment or would result from such Investment, (B) after giving effect to such Investment, or pursuant to any agreement or other transaction entered into in connection with such Investment, the Person in whom such Investment is made (1) is Controlled by a Loan Party or (2) is party to (X) a management agreement with a Loan Party entered into on terms and conditions substantially consistent with past practices for similar Investments or (Y) a management agreement, limited liability company operating agreement, limited or general partnership agreement or shareholders agreement that provides a Loan Party with material involvement in the business and financial affairs of such Person in whom such Investment is made, and (C) the Parent Guarantor and the Borrower shall, and shall cause the applicable Controlled Party to, comply with the applicable provisions of Section 6.15 and Section 6.16;
     (i) only in the event that (i) the amounts available for Investments permitted under Section 7.02(h) have been fully utilized and (ii) the Consolidated Senior Secured Leverage Ratio as of the immediately preceding Fiscal Quarter end is less than 2.25 to 1.00, other Investments (including Investments consisting of Restricted Payments permitted pursuant to Section 7.06(f)) in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to Section 7.02(h) and this Section 7.02(i) since the Closing Date (but, to the extent that any Investment made pursuant to Section 7.02(h) and this Section 7.02(i) since the Closing Date is sold or otherwise liquidated for cash, minus the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment), not to exceed $150,000,000; provided that (A) no Default or Event of Default exists at the time of making such Investment or would result from such Investment, (B) after giving effect to such Investment, or pursuant to any agreement or other transaction entered into in connection with such Investment, the Person in whom such Investment is made (1) is Controlled by a Loan Party or (2) is party to (X) a management agreement with a Loan Party entered into on terms and conditions substantially consistent with past practices for similar Investments or (Y) a management agreement, limited liability company operating agreement, limited or general partnership agreement or shareholders agreement that provides a Loan Party with material involvement in the business and financial affairs of such Person in whom such Investment is made, and (C) the Parent Guarantor and the Borrower shall, and shall cause the applicable Controlled Party to, comply with the applicable provisions of Section 6.15 and Section 6.16;

     (j) other Investments in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 7.02(j) since the Closing Date (but, to the extent that all or any portion of an Investment made pursuant to this Section 7.02(j) since the Closing Date is sold or otherwise liquidated for cash, minus the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment), not to exceed $15,000,000; provided that no Default or Event of Default exists at the time of making such Investment or would result from such Investment.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof listed on Schedule 7.03; and any refinancings, refundings, renewals or extensions of the foregoing Indebtedness (excluding any such Indebtedness outstanding pursuant to any Permitted Intercompany Note); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) in connection with a Permitted Incremental Financing, (ii) if the maturity date of such Indebtedness to be refinanced is on or prior to the date that is one year after the Term Loan Maturity Date, then (A) the maturity date of the refinancing Indebtedness shall not be any earlier than the maturity date of the Indebtedness to be refinanced and (B) the weighted average life to maturity shall not be any shorter than the Indebtedness to be refinanced, (iii) if the maturity date of such Indebtedness to be refinanced is after the date that is one year after the Term Loan Maturity Date, then (A) the maturity date of the refinancing Indebtedness shall not be any earlier than the date that is one year after the Term Loan Maturity Date and (B) the weighted average life to maturity of the refinancing Indebtedness shall not be less than half of the total term of such refinancing Indebtedness, and (iv) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the applicable Controlled Party or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (c) Guarantees of any Controlled Party in respect of Indebtedness otherwise permitted hereunder of any Consolidated Party; provided that if any Controlled Party that is not a Loan Party guarantees any Indebtedness of any other Consolidated Party, then the Consolidated Party providing such guarantee shall also guarantee the Obligations on an equal and ratable basis;
     (d) obligations (contingent or otherwise) of any Controlled Party existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Indebtedness of any Controlled Party in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed an amount equal to $50,000,000 less the amount of any Permitted Incremental Financings;
     (f) Indebtedness consisting of Permitted Intercompany Notes;
     (g) Indebtedness in the form of distributions and advances permitted pursuant to Section 7.06(d)(v);
     (h) Indebtedness under the Senior Unsecured Notes in an aggregate principal amount not to exceed $102,000,000, as such amount is reduced by any permanent principal repayments or prepayments of the Senior Unsecured Notes after the date hereof;
     (i) other Indebtedness that is (i) secured or unsecured in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, or (ii) unsecured in the form of a Guarantee of Indebtedness of any Person in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that, with respect to any Guarantee incurred pursuant to this Section 7.03(i), after giving effect to such Guarantee, or pursuant to any agreement or other transaction entered into in connection with such Guarantee, the Person for whose benefit such Guarantee is made (i) is Controlled by a Loan Party, or (ii) is party to (X) a management agreement with a Loan Party entered into on terms and conditions substantially consistent with past practices for similar situations or (Y) a management agreement, limited liability company operating agreement, limited or general partnership agreement or shareholders agreement that provides a Loan Party with material involvement in the business and financial affairs of such business entity;
     (j) Indebtedness of the Parent (i) in an aggregate principal amount not to exceed the sum of (a) $100,000,000 less (b) (ii) the sum of (A) the outstanding principal amount of Indebtedness incurred pursuant to Sections 7.03(k) and 7.03(m) plus (B) the original issued face amount of any Permitted Preferred Equity Interests issued pursuant to Section 7.07 and (ii) issued on terms substantially similar to the Senior Unsecured Notes except that the principal amount, final maturity date (which shall be no earlier than six months after the Term Loan Maturity Date), interest rate, redemption premiums and other pricing terms may be different; provided that (A) no Default or Event of Default exists and is continuing at the time of the incurrence of such Indebtedness or would be caused thereby and (B) the covenants and events of default of such additional senior unsecured Indebtedness are not substantially more restrictive than those contained in the Senior Unsecured Note Indenture, and any refinancings, refundings, renewals or extensions thereof; provided that (I) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (II) the terms relating to principal amount (such as amortization and maturity), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (k) Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed the sum of (i) $100,000,000 less (ii) the sum of (A) the outstanding principal amount of Indebtedness incurred pursuant to Sections 7.03(j) and 7.03(m) plus (B) the original issued face amount of any Permitted Preferred Equity Interests issued pursuant to Section 7.07, so long as both before and after the issuance of such Subordinated Indebtedness (A) the final maturity date of such Subordinated Indebtedness shall be no earlier than six months after the Term Loan Maturity Date, (B) no Default or Event of Default has occurred and is continuing and (C) the Consolidated Parties are in pro forma compliance with each of the covenants set forth in Section 7.14 (which, in the case of clause (C) above, shall be evidenced by an officer’s compliance certificate, in form and substance reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent prior to the issuance of such Subordinated Indebtedness), and any refinancings, refundings, renewals or extensions thereof; provided that (I) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (II) the terms relating to principal amount (such as amortization, maturity, and subordination), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (l) Any refinancings, refundings, renewals or extensions of any Indebtedness outstanding pursuant to any Permitted Intercompany Note with the proceeds of Indebtedness provided by any Person other than a Permitted Intercompany Lender; provided that (i) the Permitted Intercompany Notes issued by no more than three (3) Hospital Entities may be refinanced pursuant to this clause (l) during the term hereof, (ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) in connection with a Permitted Incremental Financing, (ii) if the maturity date of such Indebtedness to be refinanced is on or prior to the date that is one year after the Term Loan Maturity Date, then (A) the maturity date of the refinancing Indebtedness shall not be any earlier than the maturity date of the Indebtedness to be refinanced and (B) the weighted average life to maturity shall not be any shorter than the Indebtedness to be refinanced, (iii) if the maturity date of such Indebtedness to be refinanced is after the date that is one year after the Term Loan Maturity Date, then (A) the maturity date of the refinancing Indebtedness shall not be any earlier than the date that is one year after the Term Loan Maturity Date and (B) the weighted average life to maturity of the refinancing Indebtedness shall not be less than half of the total term of such refinancing Indebtedness, and (iv) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the applicable Controlled Party or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and
     (m) Indebtedness of the Parent (i) in an aggregate principal amount not to exceed the sum of (a) $100,000,000 less (b) (ii) the sum of (A) the outstanding principal amount of Indebtedness incurred pursuant to Sections 7.03(j) and 7.03(k) plus (B) the original issued face amount of any Permitted Preferred Equity Interests issued pursuant to Section 7.07 and (ii) consisting of Indebtedness that may be converted into Equity Interests of the Parent; provided that (A) the final maturity date, conversion date (whether optional or mandatory), cash settlement payment (whether at the office of the issuer or holder) or any redemption, repurchase or put right of such Indebtedness shall be no earlier than six months after the Term Loan Maturity Date, (B) no Default or Event of Default exists and is continuing at the time of the incurrence of such Indebtedness or would be caused thereby and (C) the Consolidated Parties are in pro forma compliance with each of the covenants set forth in Section 7.14 (which, in the case of clause (C) above, shall be evidenced by an officer’s compliance certificate, in form and substance reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent prior to the issuance of such convertible Indebtedness), and any refinancings, refundings, renewals or extensions thereof; provided that (I) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (II) the terms relating to principal amount (such as amortization, maturity, and subordination), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate and the conversion rate and conditions are on then applicable market terms.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (a) any Controlled Party may merge with any other Controlled Party; provided that if any such merger (i) involves the Borrower, then the Borrower shall be the continuing or surviving Person, or (ii) involves any one or more Guarantors, then such Guarantor or Guarantors shall be the continuing or surviving Person, or (iii) involves any one or more Credit Parties, then any one or more of such Credit Parties shall be the continuing or surviving Person;
     (b) any Controlled Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party;
     (c) any Controlled Party may Dispose of all or substantially all of its assets in any transaction to the extent permitted pursuant to Section 7.05(g); and
     (d) any Controlled Party (including any Excluded Subsidiary) that has Disposed of all or substantially all of its assets pursuant to this Section 7.04 or Section 7.05 may be dissolved or liquidated.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Controlled Party to any Controlled Party, subject to the restrictions set forth in Section 7.10; provided, that any such Disposition of property (i) by a Loan Party shall not be for less than fair market value and (ii) to a Loan Party shall not be for more than fair market value;
     (e) Dispositions permitted by Section 7.04;
     (f) Dispositions in the form of Investments in new Controlled Parties formed after the Closing Date, to the extent such Investment is permitted pursuant to Section 7.02(d);
     (g) Dispositions of Equity Interests in connection with the stock compensation plan in place from time to time in the ordinary course of such Controlled Party’s business;
     (h) Dispositions by any Joint Venture Entity of Equity Interests in such Hospital Entity for fair market value, provided the net proceeds of such issuance shall be reinvested in such Hospital Entity, used to prepay Indebtedness of such Hospital Entity or any Credit Party, or to make a distribution in accordance with Section 7.06; provided that after giving effect to any such Disposition or related Dispositions, such Joint Venture Entity (i) is Controlled by a Loan Party, or (ii) is party to (X) a management agreement with a Loan Party entered into on terms and conditions substantially consistent with past practices for similar situations or (Y) a management agreement, limited liability company operating agreement, limited or general partnership agreement or shareholders agreement that provides a Loan Party with material involvement in the business and financial affairs of such business entity;
     (i) Dispositions in the form of Permitted Joint Venture Syndications; and
     (j) Dispositions by Controlled Parties not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) to the extent required, the Net Cash Proceeds of any such Disposition shall be subject to Section 2.06(e) and (iii) the aggregate book value of all property Disposed of in reliance on this clause (j) (including any such Disposition permitted under Section 7.04(c) pursuant to this clause (j)) shall not exceed $150,000,000 in the aggregate during the term hereof;
     provided, however, that any Disposition pursuant to clauses (a) through (j) shall be for fair market value.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Controlled Party may make Restricted Payments to any Loan Party (and, in the case of a Restricted Payment by a non-wholly owned Controlled Party, to any Loan Party and to each other owner of Equity Interests of such non-wholly owned Controlled Party on a pro rata basis based on their relative ownership interests); provided that non-pro rata Restricted Payments may be made so long as such amounts for all Controlled Parties do not exceed $1,000,000 in the aggregate in any Fiscal Year;
     (b) each Controlled Party may declare and make dividend payments or other distributions payable solely in the common Equity Interests of such Person;
     (c) so long as no Default has occurred and is continuing or would be caused thereby, each Controlled Party may purchase, redeem or otherwise acquire shares of its common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests;
     (d) so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may declare and make (and each Subsidiary of the Borrower may declare and make to enable the Borrower to do the same) dividend payments to the Parent so that the Parent may (so long as no Default has occurred and is continuing or would be caused thereby):
     (i) pay corporate operating (including, without limitation, directors fees and expenses) and overhead expenses in the ordinary course of business;
     (ii) pay any taxes which are due and payable in the ordinary course of business by the Loan Parties as part of the consolidated group;

     (iii) pay indemnification claims made by an officer or director or shareholder of the Parent;
     (iv) (A) make regularly scheduled payments of accrued interest on, and “Liquidated Damages” (as defined in the Senior Unsecured Note Indenture) payable in respect of, the Senior Unsecured Notes, to the extent permitted by Section 7.15(b) and (B) repay or prepay in full or in part the Senior Unsecured Notes pursuant Section 7.15; and
     (v) make dividends and distributions with respect to shares of the common stock of the Parent or repurchase, redeem, or other acquire or retire for value any Equity Interests of the Parent; provided that (A) any such repurchase, redemption or other acquisition or retirement for value of any such Equity Interests shall be either (I) pursuant to, and in accordance with, the terms of a common stock buyback program approved by the Board of Directors of the Parent, or (II) the repurchase, redemption or other acquisition or retirement for value of any such Equity Interests held by any current or former employees of, or current of former members of, the management of the Parent pursuant to any management equity subscription agreement, employment agreement or stock option agreement in effect as of the Closing Date as such may be amended, restated or replaced from time to time in the ordinary course of business; (B) the aggregate amount paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this Section 7.06(d)(v) during the term hereof shall not exceed $25,000,000; (C) both immediately prior to and after giving pro forma effect to any such repurchase, redemption or other acquisition or retirement for value of any such Equity Interests (including any actual or proposed incurrence of any Indebtedness in connection therewith), the amount available to be drawn as a Revolving Credit Borrowing shall equal or exceed Forty Million Dollars ($40,000,000); (D) the amount of Consolidated Adjusted EBITDAP for the four (4) consecutive Fiscal Quarters most recently ended for which the Parent has delivered financial statements pursuant to Section 6.01(a) or (b) is greater than Ninety-Six Million Nine Hundred Thousand Dollars ($96,900,000) and (E) to the extent that any such repurchase, redemption, or other acquisition or retirement for value of any such Equity Interests is funded with Net Cash Proceeds from any Disposition of assets, each of the Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio (after giving pro forma effect to such repurchase, redemption, or other acquisition or retirement for value of any such Equity Interests) shall be at least 0.25 below the then maximum permitted ratios;
     (e) make net settlement distributions pursuant to any management equity subscription agreement, employment agreement or stock option agreement in effect as of the Closing Date as such may be amended, restated or replaced from time to time in the ordinary course of business, to pay the taxes on such Equity Interests; and
     (f) so long as no Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of common Equity Interests of a Credit Party (excluding any Credit Parties that are Loan Parties, provided, this shall not prohibit a transaction pursuant to this Section 7.06(f) which causes a Credit Party to become a Loan Party) if such purchase, redemption or retirement for value is made for consideration not in excess of the fair market value of such common Equity Interests.

     7.07 Limitations on Exchange and Issuance of Equity Interests. Issue, sell or otherwise dispose of any class or series of Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, except for Permitted Preferred Equity Interests in an aggregate issued face amount not to exceed $100,000,000 less the sum of the outstanding principal amount of Indebtedness incurred pursuant to Sections 7.03(j), 7.03(k) and 7.03(m).
     7.08 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by any of the Credit Parties on the date hereof or any business substantially related or incidental thereto.
     7.09 Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Lenders.
     7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Credit Party as would be obtainable by such Credit Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing shall not apply to the transactions between or among the Loan Parties or to Permitted Intercompany Notes, to the extent such Intercompany Notes are on terms, which in all material respects are at least as favorable to the Permitted Intercompany Lender as a comparable arms’ length transaction with a Person other than an Affiliate.
     7.11 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:
     (a) limits the ability (i) of any Credit Party to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Credit Party to Guarantee the Indebtedness of any Loan Party or (iii) of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that:
          (A) clauses (i), (ii) or (iii) shall not prohibit (I) any provisions with respect to distributions or the disposition of assets or property of a Joint Venture Entity contained in any limited liability company, operating, partnership, shareholder or other similar agreements related to such Joint Venture Entity, to the extent entered into in the ordinary course of business to develop, own, operate, or manage business operations permitted hereunder with other equity investors in such Joint Venture Entities that are no more restrictive, taken as a whole, than any such agreements in effect on the Closing Date or (II) any restrictions or encumbrances as set forth in the terms of any Indebtedness in effect of the Closing Date (or any Indebtedness after the Closing Date permitted hereunder) and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the restrictions and encumbrances in any such Indebtedness after the Closing Date permitted hereunder or any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the Closing Date; and
          (B) clause (iii) shall not prohibit any negative pledge incurred or provided in favor of (I) any holder of Indebtedness permitted to be incurred under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (II) any holder of Indebtedness of a Hospital Entity permitted to be incurred under the terms of this Agreement solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or the Equity Interests of such Hospital Entity or (II) any of the Senior Unsecured Notes pursuant to the Senior Unsecured Note Documents; or
     (b) contains covenants binding on any Loan Party which such covenants are more restrictive than the provisions of Articles VI and VII; or
     (c) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 7.01 and Dispositions permitted under Section 7.05.
     7.14 Financial Covenants.
     (a) Maximum Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any Fiscal Quarter of the Parent to be greater than 2.75 to 1.00.
     (b) Maximum Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any Fiscal Quarter of the Parent to be greater than 3.50 to 1.00.

     (c) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Parent to be less than 1.50 to 1.00.
     7.15 Amendments, Payments and Prepayments of Senior Unsecured Notes.
     (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Senior Unsecured Notes in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.
     (b) Purchase, defease, make any payment or prepayment on (including, without limitation, any sinking fund payment), or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), the Senior Unsecured Notes (including making any offer to do any of the foregoing), other than (i) regularly scheduled payments of accrued interest on, and “Liquidated Damages” (as defined in the Senior Unsecured Note Indenture) payable in respect of, the Senior Unsecured Notes, (ii) repayment in full of those Senior Unsecured Notes to be redeemed pursuant to a Qualified Redemption Notice or (iii) so long as no Default or Event of Default has occurred and is continuing, optional payments or prepayments with respect to all or a portion of the Senior Unsecured Notes by the Parent.
ARTICLE VIII.
GUARANTY OF PARENT GUARANTOR
     8.01 Guaranty of Obligations.
     The Parent Guarantor hereby absolutely and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of any Loan Party, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against such Loan Party, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of any Loan Party, including all of the foregoing, being hereinafter collectively referred to as the “Guaranteed Obligations”).
     8.02 Nature of Guaranty.
     (a) The Parent Guarantor agrees that this Parent Guaranty is an absolute, continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Parent Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

     (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the Parent Guarantor, the Borrower, any Subsidiary thereof or any Affiliate thereof is or may become a party;
     (ii) the absence of any action to enforce this Parent Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Parent Guaranty, this Agreement or any other Loan Document;
     (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);
     (iv) any structural change in, restructuring of or similar change of the Parent Guarantor, the Borrower or any of their Subsidiaries; or
     (v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;
it being agreed by the Parent Guarantor that its obligations under this Parent Guaranty shall not be discharged until the final and indefeasible payment and performance, in full, of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of the Commitments.
     (b) The Parent Guarantor represents, warrants and agrees that its obligations under this Parent Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.
     (c) The Parent Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Parent Guaranty, and all dealings between the Parent Guarantor, the Borrower and any Subsidiary thereof, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Parent Guaranty.
     8.03 Waivers.
     To the extent permitted by law, the Parent Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

     (a) rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Parent Guarantor;
     (b) any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Parent Guarantor, the Borrower, any other Operating Group Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;
     (c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Parent Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Parent Guaranty;
     (d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by law, the benefit of all provisions of law which are or might be in conflict with the terms of this Parent Guaranty; and
     (e) any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon, or acceptance of, this Parent Guaranty.
     The Parent Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Parent Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Parent Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and, but for this Parent Guaranty and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement and the other Loan Documents.
     8.04 Modification of Loan Documents, Etc.
     Neither the Administrative Agent nor any Lender shall incur any liability to the Parent Guarantor as a result of any of the following, and none of the following shall impair or release this Parent Guaranty or any of the obligations of the Parent Guarantor under this Parent Guaranty:
     (a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

     (b) any action under or in respect of this Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained herein or therein or available to any of them at law, in equity or otherwise, or waiver or refrain from exercising any such remedies, powers or privileges;
     (c) any amendment or modification, in any manner whatsoever, of this Agreement or the other Loan Documents;
     (d) any extension or waiver of the time for performance by the Parent Guarantor, the Borrower, any Subsidiary Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under this Agreement or any other Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
     (e) any taking and holding of security or collateral for the payment of the Guaranteed Obligations or any sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or any Lender has been granted a Lien, to secure any Indebtedness of the Parent Guarantor, the Borrower, any Subsidiary Guaranty or any other Person to the Administrative Agent or any Lender;
     (f) any release of any Person who may be liable in any manner for the payment of any amounts owed by the Parent Guarantor, the Borrower, any Subsidiary Guarantor or any other Person to the Administrative Agent or any Lender;
     (g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Parent Guarantor, the Borrower, any Subsidiary Guarantor or any other Person are subordinated to the claims of the Administrative Agent or any Lender; or
     (h) any application of any sums by whomever paid or however realized to any amounts owing by the Parent Guarantor, the Borrower, any Subsidiary Guarantor or any other Person to the Administrative Agent or any Lender on account of the Guaranteed Obligations in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion.
     8.05 Demand by Administrative Agent.
     In addition to the terms set forth in this Article VIII, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under this Agreement are declared to be immediately due and payable, then the Parent Guarantor shall, upon demand in writing therefor by the Administrative Agent to the Parent Guarantor, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable. Notwithstanding the foregoing, the Parent Guarantor agrees that, in the event of the dissolution or insolvency of the Parent Guarantor, the Borrower or any other Operating Group Guarantor, or the inability or failure of the Parent Guarantor, the Borrower or any Subsidiary Guarantor to pay debts as they become due, or an assignment by the Parent Guarantor, the Borrower or any Subsidiary Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Parent Guarantor, the Borrower or any Subsidiary Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, the Parent Guarantor will pay to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by the Parent Guarantor if all such Guaranteed Obligations were then due and payable.
     8.06 Remedies.
     Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Parent Guarantor its obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the other Loan Documents or otherwise.
     8.07 Reinstatement.
     The Parent Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by the Administrative Agent or any Lender to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, the Parent Guarantor or any Subsidiary Guarantor, under any applicable Law or equitable cause, then, to the extent of such payment or repayment, the Parent Guarantor’s liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Parent Guaranty shall have been canceled or surrendered (and if any Lien or Collateral securing the Parent Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Parent Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parent Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).
     8.08 Payments.
     Payments by the Parent Guarantor shall be made to the Administrative Agent, to be credited and applied upon the Guaranteed Obligations, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.
     8.09 No Subrogation.
     Until all amounts owing to the Administrative Agent and the Lenders on account of the Guaranteed Obligations are paid in full and the Commitments are terminated, the Parent Guarantor hereby waives any claims or other rights which it may now or hereafter acquire against any other Loan Party that arise from the existence or performance of the Parent Guarantor’s obligations under this Parent Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, any right to participate in any claim or remedy of the Administrative Agent or the Lenders against such Loan Party or any Collateral which the Administrative Agent or the Lenders now have or may hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from such Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Parent Guarantor on account of such rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Parent Guarantor in trust for the Administrative Agent, segregated from other funds of the Parent Guarantor, and shall, forthwith upon receipt by the Parent Guarantor, be turned over to the Administrative Agent in the exact form received by the Parent Guarantor (duly indorsed by the Parent Guarantor to the Administrative Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as set forth herein.
ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
     9.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants.
     (i) (A) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.13, 6.14, 6.15, 6.16, or 6.17 or (B) the Parent or any Subsidiary fails to perform or observe any term, covenant or agreement contained in Article VII; or
     (ii) Any Credit Party (that is not a Loan Party) fails to perform or observe any term, covenant or agreement contained in Article VI, which such term, covenant or agreement is specifically applicable thereto; or any representation, warranty, certification or statement of fact made or deemed made by any Loan Party with respect to a Credit Party pursuant to Section 5.21 shall be incorrect or misleading when made or deemed made (any such failure to perform or observe any such term, covenant or agreement, or any such incorrect or misleading representation, warranty, certification or statement of fact, a “Credit Party Breach”) and on or prior to the date that is thirty (30) days after the occurrence of such Credit Party Breach (the “Cure Period”), the Parent has not:
          (A) cured or caused the cure of such Credit Party Breach to the satisfaction of the Administrative Agent and Required Lenders; or
          (B) delivered (in writing, if requested by the Administrative Agent) a proposed plan of action for curing or causing the cure of such Credit Party Breach (which proposed plan shall include a specific date (the “Cure Date”, which may be later than the last day of the Cure Period) for the actual cure of such Credit Party Breach) that is approved by the Administrative Agent and Required Lenders (including, without limitation, approval of the Cure Date), it being understood and agreed that (1) until such Credit Party Breach is actually cured to the satisfaction of the Administrative Agent and Required Lenders, such Credit Party Breach shall be deemed to be outstanding for purposes of the proviso to the following clause (C) and (2) if such Credit Party Breach is not cured to the satisfaction of the Administrative Agent and Required Lenders by the applicable Cure Date, such Credit Party Breach shall be an Event of Default hereunder (unless such Credit Party has been designated as an Excluded Credit Party in accordance with the terms hereof prior to such Cure Date); or
          (C) elected to designate the applicable Credit Party as an Excluded Credit Party (it being understood that until such Credit Party Breach is actually cured to the satisfaction of the Administrative Agent and Required Lenders, such Credit Party Breach shall be deemed to be outstanding for purposes of the following proviso); provided that no Credit Party may be so designated if at the time of such designation, more than three separate Credit Parties would (1) have outstanding Credit Party Breaches or (2) be designated as Excluded Credit Parties
     Notwithstanding any term of this Section 9.01(b)(ii) to the contrary, the Cure Period applicable to any Credit Party Breach of a Credit Party arising during the pendency of an existing Cure Period relating to a prior Credit Party Breach of such Credit Party shall expire on the last day of such prior Cure Period applicable to such previous Credit Party Breach (to the extent outstanding). The Parent may retract the designation of a Credit Party as an Excluded Credit Party by providing written notice of such retraction to the Administrative Agent; provided that at the time of such retraction and after giving effect thereto, there shall be no outstanding Credit Party Breaches of the Credit Party subject to such retraction; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of a Responsible Officer of the Borrower, the Parent or any Parent Guarantor becoming aware of such Default or notice thereof by the Administrative Agent or any Lender; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein (other than made by any Loan Party with respect to a Credit Party pursuant to Section 5.21), in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default.
     (i) Any Loan Party (A) fails to make any payment when due (after application of all applicable grace periods, if any), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness under any Senior Unsecured Note or the Senior Unsecured Note Indenture or any other Senior Unsecured Note Documents as in effect on the date hereof, in each case without giving effect to any amendment or modification thereto or consent by the trustee thereunder or any holder thereof or waiver of any terms thereof, or (B) fails to observe or perform any other agreement or condition (after application of all applicable grace periods, if any) under any Senior Unsecured Note or the Senior Unsecured Note Indenture or any other Senior Unsecured Note Documents as in effect on the date hereof, in each case without giving effect to any amendment or modification thereto or consent by the trustee thereunder or any holder thereof or waiver of any terms thereof, or any other event occurs, the effect of which default or other event is to cause, or to permit the trustee thereunder, the holder or holders of any of the Senior Unsecured Notes, the Senior Unsecured Note Indenture or any other Senior Unsecured Note Documents to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
     (ii) Any Loan Party (A) fails to make any payment when due (after application of all applicable grace periods, if any), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition (after application of all applicable grace periods, if any) relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (iii) Except with respect to Indebtedness permitted under Section 7.03(f), any Credit Party that is not a Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of, or fails to observe or perform any other agreement or condition relating to, any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or any other event occurs with respect thereto, the effect of which payment default, other default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

     (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Credit Party (other than, individually or in the aggregate any Credit Parties that are Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Credit Party (other than, individually or in the aggregate any Credit Parties that are Immaterial Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Credit Party (other than, individually or in the aggregate any Credit Party of Credit Parties that are Immaterial Subsidiaries) and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any Credit Party (other than, individually or in the aggregate any Credit Parties that are Immaterial Subsidiaries) (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent the amount not covered by independent third-party insurance as to which the insurer does not dispute coverage exceeds the Threshold Amount), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) Environmental. Any Credit Party shall be subject to Environmental Liability and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (l) Change of Control. There occurs any Change of Control; or
     9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
     provided, however, that:
     (i) in the event of a declaration of acceleration of the Obligations solely because an Event of Default described in Section 9.01(e)(ii) has occurred and is continuing, the declaration of acceleration of the Obligations shall be automatically rescinded and annulled if the Administrative Agent shall have received written evidence in form and substance satisfactory thereto (within the 15 day time period described below) that the event of default or payment default triggering such Event of Default pursuant to Section 9.01(e)(ii) shall have been remedied or cured by the Parent or a Subsidiary of thereof or waived by the holders of the relevant Indebtedness within 15 days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Obligations would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Administrative Agent or any Lender for the payment of all or any portion of the Obligations;

     (ii) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations (a) constituting unpaid principal of the Loans and L/C Borrowings and (b) constituting termination payments due in respect of a Swap Contract with any with any Person that is a Lender or an Affiliate thereof at the time such Swap Contract was executed or due in respect of an Existing Swap Contract, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

     Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X.
ADMINISTRATIVE AGENT
     10.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     10.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

     10.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate or release any Lien on any Equity Interest issued by a Hospital Entity, which Lien was granted to or held by the Administrative Agent under any Loan Document, to the extent required pursuant to the terms of any Indebtedness of such Hospital Entity permitted to be incurred hereunder or under any Loan Document;
     (c) to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) to the extent such holder requires such subordination or release;
     (d) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Substantially Wholly Owned Subsidiary as a result of a transaction permitted hereunder; and
     (e) to release any Lien on, or arising in connection with, a Permitted Intercompany Note (and the related Permitted Intercompany Note Documents), which such Permitted Intercompany Note is refinanced in full pursuant to a refinancing transaction permitted under this Agreement.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.
ARTICLE XI.
MISCELLANEOUS
     11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (except with respect to any amendment or waiver subject to Section 11.01(i) below, which shall only require the approval of the Required Revolving Credit Lenders or the Required Term Loan Lenders, as the case may be) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02, except as provided for in Section 2.07(b)) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release (i) the Parent Guarantor from the Parent Guaranty, or (ii) any Subsidiary Guarantor from the Subsidiary Guaranty, or (iii) all or a material portion of the Collateral or release any Security Document (other than asset sales permitted pursuant to Section 7.05 and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
     (h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions: (i) the class consisting of the Revolving Credit Commitment on an aggregate basis, and (ii) the class consisting of the Term Loan Commitment on an aggregate basis. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender; or
     (i) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Credit Lenders or the Required Term Loan Lenders, as the case may be.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE PARENT MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s or the Borrower’s or the Administrative Agent’s transmission of Parent Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such

Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Co-Lead Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, an Approved Fund, no minimum amount need be assigned; and

          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding), or $5,000,000, in the case of any assignment in respect of a Term Loan Commitment (which for this purpose includes Term Loans outstanding), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportion Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans; or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans and/or commitments on a non-pro rata basis;
     (iii) Required Consents.
          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
          (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

          (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement

(including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

     11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender refuses to consent to an amendment or modification of this Agreement that, pursuant to Section 11.01, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders directly affected thereby, so long as the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase such Lender’s Loans and assume such Lender’s Commitments and all other obligations of such Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and upon prior written consent of the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws; and

     (e) no Default or Event of Default shall have occurred and be continuing.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK, including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York, (without regard to the conflicts of law provisions of such state) applicable to agreements made and to be performed entirely within such State; PROVIDED THAT THE ADMINISTRATIVE Agent AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK OR OF THE UNITED STATES DISTRICT COURTS OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN

INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Co-Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Co-Lead Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Co-Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Co-Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Co-Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor either Co-Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Co-Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.17 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     11.18 Time of the Essence. Time is of the essence of the Loan Documents.
     11.19 Reaffirmation of Security Documents and other Loan Documents.
     (a) Each of the Subsidiary Guarantors (i) confirms and reaffirms its obligations under the Subsidiary Guaranty (as amended hereby), the Collateral Agreement and each other Security Document to which such Subsidiary Guarantor is a party, (ii) agrees that the Subsidiary Guaranty (as amended hereby), the Collateral Agreement and each other Security Document to which such Subsidiary Guarantor is a party remains in full force and effect and is hereby ratified and confirmed and (iii) agrees, acknowledges and confirms the reaffirmation of the Security Documents set forth in clause (b) below.
     In furtherance of the foregoing, Section 2.01(a) of the Subsidiary Guaranty is hereby amended and restated as follows:
     “(a) Guaranty of Obligations of Guarantors. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the Lenders, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of any Loan Party, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against such Loan Party, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment, endorsement or otherwise, whether mature or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of such Loan Party, including all of the foregoing, being hereinafter collectively referred to as the “Subsidiary Guaranteed Obligations”).”

     (b) Each Substantially Wholly Owned Subsidiary party hereto that is not currently a party to either of the Subsidiary Guaranty or the Collateral Agreement, (i) hereby agrees that (A) each reference to a “Grantor” or the “Grantors” in the Collateral Agreement or “Subsidiary Guarantor” or the “Subsidiary Guarantors” or “Subsidiary Grantor” or the “Subsidiary Grantors” in the Subsidiary Guaranty shall include such Substantially Wholly Owned Subsidiary, (B) each reference to “Collateral” in the Collateral Agreement shall include all New Collateral (as defined below) pledged pursuant hereto, and (C) each reference to the Collateral Agreement or “Agreement” in the Collateral Agreement, or Subsidiary Guaranty Agreement or “Guaranty” in the Subsidiary Guaranty, shall mean the Collateral Agreement or Subsidiary Guaranty, as applicable, as supplemented hereby and (ii) in order to secure the payment and performance of all of the Obligations, such Substantially Wholly Owned Subsidiary hereby grants to the Administrative Agent, for the ratable benefit of itself and the Lenders, a continuing security interest in and to all of such Substantially Wholly Owned Subsidiary’s estate, right, title and interest in and to all its properties and assets described in Section 2.01 of the Collateral Agreement whether now or hereafter owned or acquired by such Substantially Wholly Owned Subsidiary or in which such Substantially Wholly Owned Subsidiary now has or hereafter has or acquires any rights, and wherever located (the “New Collateral”).
     (c) The Borrower hereby confirms that each of the Security Documents shall continue to be in full force and effect and is hereby in all respects ratified and reaffirmed as if fully restated as of the date hereof by this Agreement; provided that: (i) all references therein to the “Credit Agreement” shall be deemed to be references to this Agreement, (ii) all references to “Administrative Agent” shall be deemed to be references to Bank of America, N.A., in its capacity as Administrative Agent under this Agreement; (iii) all references to “Lenders” shall be deemed to be references to the Lenders under this Agreement; (iv) all references to “Closing Date” shall be deemed to be references to the Closing Date under this Agreement; (v) all references to “Medicaid Provider Agreement” and “Medicare Provider Agreement” shall be deemed to be references to a Third Party Payor Arrangement under this Agreement; (vi) all other capitalized terms used and not defined therein shall have the meanings given hereto in this Agreement or the applicable Security Document referred to herein; and (vii) the schedules to the Collateral Agreement shall be supplemented and/or replaced with the revised schedules to the Collateral Agreement delivered to the Administrative Agreement on the Closing Date under this Agreement.
     (d) To the extent not party to this Agreement, each Subsidiary and each Excluded Subsidiary that was previously party to either the Collateral Agreement or the Subsidiary Guaranty shall be deemed released from the Collateral Agreement and the Subsidiary Guaranty, as applicable, the Collateral of each such Subsidiary and each such Excluded Subsidiary that was previously party to the Collateral Agreement shall be deemed released and not subject to the Liens granted thereunder and at the cost and expense of the Borrower, the Administrative Agent shall provide releases, in form and substance reasonably acceptable to the Administrative Agent, of the Collateral of each such Subsidiary and each such Excluded Subsidiary.

     11.20 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MEDCATH HOLDINGS CORP.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

MEDCATH CORPORATION
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

GUARANTORS: MEDCATH FINANCE COMPANY, LLC
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

MEDCATH INCORPORATED
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

MEDCATH OF ARKANSAS, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

MEDCATH PARTNERS, LLC
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer
[Signature Pages Continue]
[Amended and Restated Credit Agreement — MedCath Corporation]

MEDCATH CONSULTING & MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

AHH MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

HOSPITAL MANAGEMENT IV, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

HARLINGEN HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

HARLINGEN PARTNERSHIP HOLDINGS, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

LOUISIANA HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

NM HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

[Signature Pages Continue]
[Amended and Restated Credit Agreement — MedCath Corporation]

SAN ANTONIO HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

SIOUX FALLS HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

AUSTIN MOB, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

HHBF, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

SAN ANTONIO HOLDINGS, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

VENTURE HOLDINGS, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

INTERIM DIAGNOSTIC SOLUTIONS, LLC
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

[Signature Pages Continue]
[Amended and Restated Credit Agreement — MedCath Corporation]

DTO MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

[Signature Pages Continue]
[Amended and Restated Credit Agreement — MedCath Corporation]

HMC MANAGEMENT COMPANY, LLC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

DOCTORS COMMUNITY HOSPITAL MANAGEMENT, INC.
By:	/s/ James A. Parker
	Name:	James A. Parker
	Title:	Treasurer

[Amended and Restated Credit Agreement — MedCath Corporation]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Roberto O. Salazar
	Name:	Roberto O. Salazar
	Title:	Assistant Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	Lynette M. Songy
	Name:	Lynette M. Songy
	Title:	SVP

[Amended and Restated Credit Agreement — MedCath Corporation]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Peter Daniel
	Name:	Peter Daniel
	Title:	Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]

FIFTH THIRD BANK, as a Lender
By:	/s/ Joseph A. Miller
	Name:	Joseph A. Miller
	Title:	Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ Steven F. Paley
	Name:	Steven F. Paley
	Title:	Sr. Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Stuart M. Jones
	Name:	Stuart M. Jones
	Title:	Senior Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]

CAROLINA FIRST BANK, as a Lender
By:	/s/ C. Kemp Simmons
	Name:	C. Kemp Simmons
	Title:	Senior Vice President

[Amended and Restated Credit Agreement — MedCath Corporation]